EXHIBIT 10.1

Execution version

10 June 2014

TERM FACILITY AGREEMENT

between

KNUTSEN SHUTTLE TANKERS XII KS

as borrower

KNOT SHUTTLE TANKERS AS and KNOT OFFSHORE PARTNERS L.P

as guarantors

THE FINANCIAL INSTITUTIONS

listed in Schedule 1

as original lenders

ABN AMRO BANK N.V., BNP PARIBAS, DNB BANK ASA and NORDEA BANK FINLAND PLC

as original hedging banks

ABN AMRO BANK N.V., OSLO BRANCH, BNP PARIBAS, DNB BANK ASA and NORDEA BANK NORGE ASA

as mandated lead arrangers and bookrunners

DNB BANK ASA

as agent

USD 140,000,000

INDEX

1	INTERPRETATION	4

2	THE TERM LOAN FACILITY	27

3	PURPOSE AND APPLICATION	29

4	CONDITIONS OF UTILISATION	29

5	UTILISATION	29

6	REPAYMENT	31

7	PREPAYMENT AND CANCELLATION	31

8	INTEREST	34

9	INTEREST PERIODS	35

10	CHANGES TO THE CALCULATION OF INTEREST	36

11	FEES	37

12	TAX GROSS UP AND INDEMNITIES	38

13	INCREASED COSTS	42

14	OTHER INDEMNITIES	43

15	MITIGATION BY THE LENDERS	45

16	COSTS AND EXPENSES	45

17	SECURITY	46

18	GUARANTEE AND INDEMNITY	47

19	REPRESENTATIONS AND WARRANTIES	51

20	INFORMATION UNDERTAKINGS	55

21	FINANCIAL COVENANTS	59

22	GENERAL UNDERTAKINGS	62

23	VESSEL UNDERTAKINGS	68

24	PROVISIONS RELATING TO THE CHARTERS	72

25	EVENTS OF DEFAULT	74

26	CHANGES TO THE LENDERS	78

27	CHANGES TO THE OBLIGORS	81

28	THE ROLE OF THE AGENT AND THE ARRANGERS	81

29	CONDUCT OF BUSINESS BY THE FINANCE PARTIES	88

30	SHARING AMONG THE FINANCE PARTIES	88

31	PAYMENT MECHANICS	90

32	SET-OFF	93

33	NOTICES	93

34	CALCULATIONS AND CERTIFICATES	95

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35	PARTIAL INVALIDITY	95

36	REMEDIES AND WAIVERS	95

37	AMENDMENTS AND WAIVERS	96

38	CONFIDENTIALITY	99

38	COUNTERPARTS	101

39	GOVERNING LAW	101

40	ENFORCEMENT	101

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THIS AGREEMENT (the “Agreement”) is dated 10 June 2014 and made between:

(1)	KNUTSEN SHUTTLE TANKERS XII KS, business enterprise no. NO 991 959 610, Smedasundet 40, NO-5529 Haugesund, Norway as borrower (the “Borrower”);

(2)	KNOT SHUTTLE TANKERS AS, business enterprise no. NO 998 942 829, Smedasundet 40, NO-5529 Haugesund, Norway and KNOT OFFSHORE PARTNERS L.P., KNOT Offshore Partners LP, a limited partnership organised under the laws of the Marshall Islands and having its registered office at Ajeltake Road, Ajeltake Island, Majuro, the Marshall Islands and its principal executive office at 2 Queen’s Cross, Aberdeen, Aberdeenshire AB15 4YB, United Kingdom (the “Parent Guarantor”), as guarantors (the “Guarantors”);

(3)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 as original lenders (the “Original Lenders”);

(4)	ABN AMRO BANK N.V., Gustav Mahlerlaan 10, 1082 PP Amsterdam, The Netherlands, BNP PARIBAS, 16, Boulevard des Italiens, 75009 Paris, France, DNB BANK ASA, Dronning Eufemias gate 30, NO-0191 Oslo, Norway and NORDEA BANK FINLAND PLC, Aleksis Kiven katu 9, FIN-00020 Nordea, Helsinki, Finland, as original hedging banks (the “Original Hedging Banks”);

(5)	ABN AMRO BANK N.V., OSLO BRANCH, Gustav Mahlerlaan 10, 1082 PP Amsterdam, The Netherlands, acting through its Oslo Branch, Olav V’s gt. 5, NO-0161 Oslo, Norway, BNP PARIBAS, 16, Boulevard des Italiens, 75009 Paris, France, DNB BANK ASA, Dronning Eufemias gate 30, NO-0191 Oslo, Norway and NORDEA BANK NORGE ASA, Middelthuns gate 17, NO-0368 Oslo, Norway, as mandated lead arrangers and bookrunners (the “Arrangers”);

(6)	DNB BANK ASA, Dronning Eufemias gate 30, NO-0191 Oslo, Norway , as facility and security agent and trustee (the “Agent”).

IT IS AGREED as follows:

1	INTERPRETATION

1.1	Definitions

In this Agreement:

“Acceptable Bank”

means a Lender or a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A- or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or A3 or higher by Moody’s Investor Services Limited or a comparable rating from an internationally recognized credit rating agency.

“Account Pledge”

means a first priority pledge of an Earnings Account, to be entered into between the Borrower and the Agent, in such form and substance as the Agent may require.

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“Affiliate”

means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Approved Accounting Principles”

means NGAAP in relation to the Borrower and KNOT Shuttle Tankers AS and USGAAP in relation to the Parent Guarantor.

“Approved Brokers”

means Fearnleys A/S, RS Platou ASA, Lorentzen & Stemoco AS and any other ship broker approved by the Lenders.

“Approved Ship Registers”

means the official ship register of Bahamas and any other jurisdictions approved by the Lenders.

“Assignment Agreement”

means a first priority assignment for each Vessel in respect of all insurances to be taken out in respect of the Vessel to be entered into between the Borrower and the Agent, in such form and substance as the Agent may require.

“Authorisation”

means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period”

means the period from and including the date of this Agreement to and including 29 August 2014.

“Available Commitment”

means, in relation to the Facility, a Lender’s Commitment under that Facility minus:

(i)	the amount of its participation in any outstanding Loans under the Facility; and

(ii)	in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made under the Facility on or before the proposed Utilisation Date.

“Available Facility”

means, in relation to the Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of the Facility.

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“Break Costs”

means the amount (if any) by which:

(i)	the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(ii)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the London interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day”

means a day (other than a Saturday or Sunday) on which banks are open for general business in Oslo, London, Amsterdam, Paris and New York.

“Change of Control”

has the meaning given to that term in Clause 7.2 (Mandatory prepayment – Change of Control).

“Charter”

means, in relation to a Vessel, the bareboat charter in respect of that Vessel dated 14 November 2007 (as amended and novated from time to time) made between the Borrower and the Charterers pursuant to which the Charterers have agreed to take such Vessel on bareboat charter for a period until March 2023 in respect of Vessel A and August 2023 in respect of Vessel B.

“Charter Assignment”

means, in relation to a Vessel, the first priority assignment of the Charter and earning thereunder in respect of that Vessel to be entered into between the Borrower and the Agent, in such form and substance as the Agent may require.

“Charter Period”

means, in relation to a Vessel, the period during which that Vessel is in the possession and control of the Charterers (or either of them) under and in accordance with the Charter relating to it (whether or not off hire).

“Charterers”

means Transpetro International B.V. (formerly known as Fronape International Company B.V.) a company incorporated under the laws of the Netherlands with registered number 53561767 having its registered office at Prins Bernhardplein 200, 1097JBM, Amsterdam and Petrobras Transporte S.A., a company incorporated under the laws of Brazil having its principal place of business at Av. Presidente Vargas 328, 20091-060 Rio de Janeiro - RJ, Brazil

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“Code”

means the US Internal Revenue Code of 1986.

“Commitment”

means a Tranche A Commitment or a Tranche B Commitment.

“Compliance Certificate”

means a certificate substantially in the form set out in Schedule 7 (Form of Compliance Certificate).

“Confidential Information”

means all information relating to the Borrower, any Obligor, the Group, the Finance Documents or a Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Term Loan Facility from either:

(i)	any member of the Group or any of its advisers; or

(ii)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(iii)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 38 (Confidentiality); or

(iv)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(v)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (i) or (ii) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking”

means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Borrower and the Agent.

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“Deed of Covenants”

means a deed of covenants collateral to the Mortgage in respect of each Vessel executed or to be executed by the Borrower, in such form and substance as the Agent may require.

“Default”

means an Event of Default or any event or circumstance specified in Clause 25 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Defaulting Lender”

means any Lender:

(i)	which has failed to make its participation in a Loan available or has notified the Agent that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lender’s participation);

(ii)	which has otherwise rescinded or repudiated a Finance Document; or

(iii)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (i) above;

(iv)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within three (3) Business Days of its due date; or

(v)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Disruption Event”

means either or both of:

(i)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with a Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(ii)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(A)	from performing its payment obligations under the Finance Documents; or

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(B)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Dual Registration”

has the meaning given to it in Clause 24.

“Earnings”

means:

(i)	all freight, hire and passage moneys payable to any of the Borrower as a consequence of the operation of any of the Vessels;

(ii)	any claim under any guarantee in respect of any charterparty, pool agreement or other contract of employment entered into by any of the Borrower in respect of any of the Vessels or otherwise related to freight, hire or passage moneys payable of the Borroweras a consequence of the operation of any of the Vessels;

(iii)	compensation payable to any of the Borrower in the event of any requisition of any of the Vessels;

(iv)	remuneration for salvage, towage and other services performed by any of the Vessels and payable to any of the Borrower;

(v)	demurrage and retention money receivable by the Borrower in relation to any of the Vessels;

(vi)	all moneys which are at any time payable under the insurances in respect of loss of Earnings;

(vii)	if and whenever any Vessel is employed on terms whereby any moneys falling within (i) to (vi) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to the relevant Vessel; and

(viii)	other money whatsoever due or to become due to the Borrower from third parties in relation to any of the Vessels.

“Earnings Account”

means an account in the name of the Borrower with the Agent designated “Earnings Account” and to which any part of the Earnings of the Borrower shall be paid.

“Environmental Approval”

means any permit, licence, consent, approval and other authorisations and the filing of any notification, report or assessment required under any Environmental Law.

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“Environmental Claim”

means:

(i)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or

(ii)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident,

and “claim” means a claim for damages, compensation, fines, penalties or any other payment of any kind, whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset.

“Environmental Incident”

means:

(i)	any release of Environmentally Sensitive Material from a Vessel; or

(ii)	any incident in which Environmentally Sensitive Material is released from another Vessel or vessel and which involves a collision between a Vessel and such other Vessel or vessel or some other incident of navigation or operation in connection with which a Vessel is actually or potentially liable to be arrested, attached, detained or injuncted and/or where a Vessel and/or an Obligor and/or any operator or manager of a Vessel is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(iii)	any other incident in which Environmentally Sensitive Material is released otherwise than from a Vessel and in connection with which a Vessel is actually or potentially liable to be arrested, attached, detained or injuncted and/or where a Vessel and/or an Obligor and/or any operator or manager of a Vessel is at fault or allegedly at fault or otherwise liable to any legal or administrative action.

“Environmental Law”

means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material.

“Environmentally Sensitive Material”

means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous.

“Event of Default”

means an event specified as such in Clause 25 (Events of Default).

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“Existing Facilities”

means

(i)	the USD 160,000,000 loan agreement dated 1 December 2009 entered into between, amongst others, the Borrower as borrower, DNB Bank ASA, Nordea Bank Norge ASA, The Export-Import Bank of China and Sumitomo Mitsui Banking Corporation Europe Limited as lenders and DNB Bank ASA as agent (as later amended and restated); and

(ii)	the USD 19,000,000 loan agreement dated 1 December 2009 entered into between, amongst others, the Borrower as borrower, DNB Bank ASA, Nordea Bank Norge ASA as lenders and swap banks and DNB Bank ASA as agent (as later amended and restated).

“Existing Hedging Agreements”

means the hedging agreements listed in Schedule 8 (List of Existing Hedging Agreements).

“Facility Office”

means:

(i)	in respect of a Lender, the office or offices notified by that Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(ii)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.

“Factoring Agreement”

means a floating charge (Norw.: Avtale om factoringpant) over the trade receivables of the Borrower in the amount of USD 160,000,000, executed by the Borrower in favour of the Agent and registered 7 December 2009, in such form and substance as the Agent may require.

“FATCA”

means:

(i)	sections 1471 to 1474 of the Code or any associated regulations or other official guidance;

(ii)	any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(iii)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

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“FATCA Application Date”

means:

(i)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(ii)	in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2017; or

(iii)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2017,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

“FATCA Deduction”

means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party”

means a Party that is entitled to receive payments free from any FATCA Deduction.

“FATCA FFI”

means a foreign financial institution as defined in section 1471(d)(4) of the Code which, if any Finance Party is not a FATCA Exempt Party, could be required to make a FATCA Deduction.

“Fee Letter”

means the letters dated 4 April 2014 between the Agent and the Borrower setting out certain of the fees referred to in Clause 11 (Fees).

“Finance Document”

means this Agreement, any Hedging Agreement, any Security Document, the Intercreditor Agreement, any Fee Letter and any other document designated as such by the Agent and the Borrower.

“Finance Lease”

means any lease or hire purchase contract which would, in accordance with the Approved Accounting Principles, be treated as a finance or capital lease.

“Finance Parties”

means the Agent, the Arrangers, the Hedging Banks and the Lenders.

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“Financial Indebtedness”

means any indebtedness for or in respect of:

(i)	moneys borrowed and debit balances at banks or other financial institutions;

(ii)	any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);

(iii)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(iv)	the amount of any liability in respect of Finance Leases;

(v)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(vi)	any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(vii)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability of an entity which is not a member of the Group which liability would fall within one of the other paragraphs of this definition;

(viii)	any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the Termination Date or are otherwise classified as borrowings under the Approved Accounting Principles);

(ix)	any amount of any liability under an advance or deferred purchase agreement if (A) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (B) the agreement is in respect of the supply of assets or services and payment is due more than ninety (90) days after the date of supply;

(x)	any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under the Accounting Principles; and

(xi)	the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (i) to (x) above.

“First Share Pledge Agreement”

means the first priority pledge of all of the shares in each of KNOT Shuttle Tankers 18 AS, KNOT Shuttle Tankers 17 AS and Knutsen Shuttle Tankers 13 AS , to be entered into between KNOT Shuttle Tankers AS and Nordea Bank Norge ASA as agent for the KNOT Facility Agreement

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“First Limited Partnership Pledge Agreement”

means the first priority pledge of all of the limited partnership shares in the Borrower, to be entered into between the Limited Partner and the Agent, and the first priority pledge of all the shares in the General Partner, to be entered into between KNOT Shuttle Tankers AS and the Agent, each in such form and substance as the Agent may require

“General Partner”

means Knutsen Shuttle Tankers XII AS a company incorporated under the laws of Norway with organisation number 991959556 and having its registered office at Smedasundet 40, 5529 Haugesund, Norway;.

“Group”

means the Parent Guarantor and its Subsidiaries from time to time.

“Hedging Agreement”

means any agreement entered into or to be entered into between the Borrower and a Hedging Bank for the hedging of the interest rate or currency exposure of the Borrower or any part thereof, including the Existing Hedging Agreements, in each case (other than in respect of the Existing Hedging Agreements) notified in writing by the relevant Hedging Bank to the Agent as being a “Hedging Agreement” for the purpose of this Agreement pursuant to paragraph (c) of Clause 17 (Security).

“Hedging Agreement Assignment Agreement”

means a first priority assignment agreement in respect of the moneys payable to the Borrower under any Hedging Agreement to which it is a party, to be entered into between the Borrower and the Agent, in such form and substance as the Agent may require.

“Hedging Bank”

means:

(i)	any Original Hedging Bank; and

(ii)	any Lender or Affiliate of a Lender which has become a Party as a Hedging Bank in accordance with Clause 26.7 (Accession of Hedging Banks).

“Holding Company”

means, in relation to any company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“IFRS”

means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Impaired Agent”

means the Agent at any time when:

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(i)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(ii)	the Agent otherwise rescinds or repudiates a Finance Document;

(iii)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (i) or (ii) of the definition of “Defaulting Lender”; or

(iv)	an Insolvency Event has occurred and is continuing with respect to the Agent;

unless,	in the case of paragraph (i) above:

(v)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within five (5) Business Days of its due date; or

(vi)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Increase Confirmation”

means a confirmation substantially in the form set out in Schedule 6 (Form of Increase Confirmation).

“Increase Lender”

has the meaning given to that term in Clause 2.2 (Increase).

“Insolvency Event”

in relation to a Finance Party means that the Finance Party:

(i)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(ii)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(iii)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(iv)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

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(v)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (iv) above and:

(A)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(B)	is not dismissed, discharged, stayed or restrained in each case within thirty (30) days of the institution or presentation thereof;

(vi)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(vii)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(viii)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within thirty (30) days thereafter;

(ix)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (i) to (viii) above; or

(x)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Intercreditor Agreement”

means an intercreditor agreement to be entered into between the Agent, Nordea Bank Norge ASA as agent under the KNOT Facility Agreement, the Limited Partner and KNOT Shuttle Tankers AS in relation to the ranking and priority of the First Limited Partnership Pledge Agreement, the Second Limited Partnership Pledge Agreement.

“Interest Period”

means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

“Interpolated Screen Rate”

means, in relation to LIBOR for any Loan, the rate which results from interpolating on a linear basis between:

(i)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

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(ii)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of 12:00 noon on the Quotation Day for the currency of that Loan.

“ISM Code”

means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevent.

“ISPS Code”

means the International Ship and Port Facility Security (ISPS) Code as adopted by the International Maritime Organization’s (IMO) Diplomatic Conference of December 2002.

“KNOT Facility Agreement”

means the USD 240,000,000 term loan facility agreement entered into or to be entered into between KNOT Shuttle Tankers 18 AS, KNOT Shuttle Tankers 17 AS and Knutsen Shuttle Tankers 13 AS as borrowers, the Parent Guarantor and KNOT Shuttle Tankers AS as guarantors, the financial institutions listed in schedule 1 thereto as original lenders, the Original Hedging Banks as original hedging banks, the Arrangers as mandated lead arrangers and bookrunners and Nordea Bank Norge ASA as agent.

“Legal Reservations”

means:

(i)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(ii)	the time barring of claims under applicable statutes of limitation, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defences of set-off or counterclaim;

(iii)	similar principles, rights and defences under the laws of any relevant jurisdiction; and

(iv)	any other matters which are specifically set out as qualifications or reservations as to matters of law of general application in any legal opinion delivered in relation to the Finance Documents.

“Lender”

means:

(i)	any Original Lender; and

(ii)	any bank or financial institution which has become a Party in accordance with Clause 26 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

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“LIBOR”

means in relation to any Loan:

(i)	the applicable Screen Rate;

(ii)	(if no Screen Rate is available for the Interest Period of that Loan) the Interpolated Screen Rate for that Loan; or

(iii)	(if no Screen Rate is available for the Interest Period of that Loan and it is not possible to calculate an Interpolated Screen Rate for that Loan) the arithmetic mean (rounded upward to four decimal places) of the rates per annum, as supplied to the Agent at its request, quoted by each Reference Bank to leading banks in the London interbank market, as of 12:00 noon on the applicable Quotation Day for the offering of deposits in USD for a period comparable to the Interest Period of the relevant Loan, and if that rate is less than zero, LIBOR shall be deemed to be zero.

“Limited Partner”

means KNOT Shuttle Tankers 12 AS, a company incorporated under the laws of Norway with organisation number 999 328 024 and having its registered office at Smedasundet 40, 5529, Haugesund, Norway

“LMA”

means the Loan Market Association.

“Loan”

means a loan made or to be made under the Term Loan Facility or the principal amount outstanding for the time being of that loan.

“Loan Period”

means the period commencing on the date of this Agreement and ending on the day on which all amounts outstanding under the Finance Documents, or any of them, have been repaid in full and no Commitment is longer in force.

“Majority Lenders”

means:

(i)	if there are no Loans then outstanding, a Lender or Lenders whose Commitments aggregate more than 66 2/3 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3 per cent. of the Total Commitments immediately prior to the reduction); or

(ii)	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 66 2/3 per cent. of all the Loans then outstanding.

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“Margin”

means 2.125 (two point one hundred and twenty five) per cent. per annum.

“Market Value”

means the fair market value of each Vessel denominated in USD and determined by calculating the arithmetic mean of the independent valuations of each Vessel obtained by the Borrower from two (2) of the Approved Brokers. Such valuations to be made on the basis of a sale for prompt delivery, for cash at arm’s length on normal commercial terms as between a willing buyer and seller, on an “as is where is” basis free of any existing charter or other contract of employment and/or pool arrangements.

“Material Adverse Effect”

means in the reasonable opinion of the Majority Lenders a material adverse effect on:

(i)	the business, operations, property or condition (financial or otherwise) of the Group taken as a whole; or

(ii)	the ability of any Obligor to perform its obligations under the Finance Documents; or

(iii)	the validity or enforceability of, or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.

“MLP General Partner”

means KNOT Offshore Partners GP LLC, a company incorporated under the laws of the Marshall Islands and having its registered office at Ajeltake Road, Ajeltake Island, Majuro, the Marshall Islands and its registered office 2 Queen’s Cross, Aberdeen, Aberdeenshire, AB15 4YB, United Kingdom being the general partner in KNOT Offshore Partners LP.

“Mortgage”

means a first priority mortgage in respect of each Vessel (and a deed of covenants collateral thereto if required by the Agent or by the law of the relevant jurisdiction) executed or to be executed and recorded by the Borrower against each Vessel in the relevant ship register in favour of the Agent, in such form and substance as the Agent may require.

“NGAAP”

means generally accepted accounting principles in Norway.

“Obligor”

means a Borrower or a Guarantor.

“Original Financial Statements”

means the audited consolidated financial statements of the Parent Guarantor for the financial year ended 31 December 2013.

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“Party”

means a party to this Agreement.

“Quiet Enjoyment Letter”

means, in relation to a Vessel, the quiet enjoyment letter relating thereto agreed between the Borrower and the Charterers, to be issued by the Agent in favour of the Charterers as referred to in Clause 11 of the relevant Charter in such form and substance as the Agent may require.

“Quotation Day”

means in relation to any period for which an interest rate is to be determined, two (2) Business Days before the first day of that period.

“Reference Banks”

means such banks as may be appointed by the Agent in consultation with the Borrower and approved by the Majority Lenders.

“Repayment Instalment”

means each repayment instalment payable as set out in Clause 6.1 (Repayment of Loans).

“Repeating Representations”

means each of the representations set out in Clause 19 (Representations and warranties) other than those set out in Clause 19.7 (Deduction of tax), Clause 19.8 (No filing or stamp taxes), paragraph (a) and (b) of Clause 19.10 (No misleading information) and paragraph (a) of Clause 19.11 (Financial statements).

“Representative”

means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Restricted Party”

means a person:

(i)	that is listed on any Sanctions List (whether designated by name or by reason of being included in a class of person);

(ii)	that is domiciled, registered as located or having its main place of business in, or is incorporated under the laws of, a country which is subject to Sanctions Laws;

(iii)	that is directly or indirectly owned or controlled by a person referred to in (i) and/or (ii) above; or

(iv)	with which any Lender is prohibited from dealing or otherwise engaging in transactions with by any Sanctions Laws.

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“Sanctions Authority”

means the Norwegian State, the United Nations, the European Union, the member states of the European Union, the United States of America and any authority acting on behalf of any of them in connection with Sanctions Laws, including, without limitation, the Office of Foreign Assets Control of the US Department of Treasury (“OFAC”), the United States Department of State and Her Majesty’s Treasury (“HMT”).

“Sanctions Laws”

means the economic or financial sanctions laws and/or regulations, trade embargoes, prohibitions, restrictive measures, decisions, executive orders or notices from regulators implemented, adapted, imposed administered, enacted and/or enforced by any Sanctions Authority.

“Sanctions List”

means any list of persons or entities published in connections with Sanctions Laws by or on behalf of any Sanctions Authority, including, without limitation, the “Specially Designated Nationals and Blocked Persons” list maintained by OFAC, the “Consolidated List of Financial Sanctions Targets”, maintained by HMT.

“Screen Rate”

means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate), or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.

“Second Limited Partnership Pledge Agreement”

means the second priority pledge of all of the limited partnership shares in Borrower, to be entered into between the Limited Partner and Nordea Bank Norge ASA as agent for the KNOT Facility Agreement, and the second priority pledge of all the shares in the General Partner, to be entered into between KNOT Shuttle Tankers AS and Nordea Bank Norge ASA as agent for the KNOT Facility Agreement.

“Second Share Pledge Agreement”

means the second priority pledge of all of the shares in each of KNOT Shuttle Tankers 18 AS, KNOT Shuttle Tankers 17 AS, Knutsen Shuttle Tankers 13 AS and a first priority pledge of all shares in KNOT Shuttle Tankers 12 AS, to be entered into between KNOT Shuttle Tankers AS and DNB Bank ASA in favour of the Agent, in such form and substance as the Agent may require.

“Security Documents”

means each of the documents referred to in Clause 17 (Security) and all such other documents which may be executed by any of the Obligors at any time in favour of the Agent or any of the Finance Parties directly as security for the obligations of any Obligor under the Finance Documents or any of them.

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“Security”

means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Selection Notice”

means a notice substantially in the form set out in Schedule 4 (Form of Selection Notice) given in accordance with Clause 9 (Interest Periods).

“Sponsor”

means Knutsen NYK Offshore Tankers AS, business enterprise no. NO 995 221 703, Smedasundet 40, NO-5529 Haugesund, Norway.

“Subordinated Loan”

means any loan made by a member of the Group to the Borrower which is subordinated to the rights of the Finance Parties under the Finance Documents on terms acceptable to the Lenders.

“Subsidiary”

means an entity of which a person has direct or indirect control or owns directly or indirectly more than fifty (50) per cent. of the voting capital or similar right of ownership, and “control” for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise.

“Tax”

means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Term Loan Facility”

means the term loan facility made available under this Agreement as described in paragraph (a) of Clause 2.1 (The Facility).

“Termination Date”

means the date falling five (5) years after the date of this Agreement.

“Total Commitments”

means the aggregate of the Total Term Loan Facility, being USD 140,000,000 at the date of this Agreement.

“Total Loss”

means:

(i)	an actual, constructive, compromised, agreed, arranged or other total loss of a Vessel;

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(ii)	any expropriation, confiscation, requisition or acquisition of a Vessel, whether for full consideration, a consideration less than her proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority, excluding a requisition for hire for a fixed period against payment of market hire, not exceeding one year without any right to extension, or any piracy or hijacking of a Vessel, unless the relevant Vessel is released and restored to the Borrower from such piracy, hijacking, expropriation, confiscation, requisition or acquisition within two (2) months after the occurrence thereof; and

(iii)	any condemnation of a Vessel by any tribunal or by any person or persons claiming to be a tribunal.

“Total Loss Date”

means:

(i)	in the case of an actual loss of a Vessel, the date on which it occurred or, if that is unknown, the date when the relevant Vessel was last heard of;

(ii)	in the case of a constructive, compromised, agreed or arranged total loss of a Vessel, the earlier of (A) the date on which a notice of the abandonment is given to the insurers, and (B) the date of any compromise, arrangement or agreement made by or on behalf of the Borrower with the relevant Vessel’s insurers in which the insurers agree to treat the Vessel as a total loss; and

(iii)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred.

“Total Term Loan Facility Commitments”

means the aggregate of the Tranche A Commitments and the Tranche B Commitments, being USD 140,000,000 at the date of this Agreement.

“Total Tranche A Commitments”

means the aggregate of the Tranche A Commitments, being USD 70,000,000 at the date of this Agreement.

“Total Tranche B Commitments”

means the aggregate of the Tranche B Commitments, being USD 70,000,000 at the date of this Agreement.

“Tranche”

means Tranche A or Tranche B.

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“Tranche A”

means a part of the Term Loan Facility made available to the Borrower in respect of Vessel A.

“Tranche A Commitment”

means:

(i)	in relation to an Original Lender, the amount in USD set opposite its name under the heading “Tranche A Commitment” in Schedule 1 (Lenders and Commitments) and the amount of any other Tranche A Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(ii)	in relation to any other Lender, the amount of any other Tranche A Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Tranche B”

means a part of the Term Loan Facility made available to the Borrower in respect of Vessel B.

“Tranche B Commitment”

means:

(i)	in relation to an Original Lender, the amount in USD set opposite its name under the heading “Tranche B Commitment” in Schedule 1 (Lenders and Commitments) and the amount of any other Tranche B Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(ii)	in relation to any other Lender, the amount of any other Tranche B Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Transaction Security”

means the security created or expressed to be created in favour of the Agent pursuant to the Security Documents.

“Transfer Certificate”

means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

“Transfer Date”

means, in relation to an assignment or a transfer, the later of:

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(i)	the proposed Transfer Date specified in the relevant Transfer Certificate; and

(ii)	the date on which the Agent executes the relevant Transfer Certificate.

“Treasury Transaction”

means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

“Unpaid Sum”

means any sum due and payable but unpaid by an Obligor under any of the Finance Documents.

“US Tax Obligor”

means:

(i)	the Borrower if it is resident for tax purposes in the United States of America; or

(ii)	an Obligor some or all of whose payments under the Finance Documents are from sources within the United States for US federal income tax purposes.

“USD”

means the lawful currency for the time being of the United States of America.

“USGAAP”

means generally accepted accounting principles in the United States of America.

“Utilisation”

means a utilisation of the Term Loan Facility.

“Utilisation Date”

means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request”

means a notice substantially in the form set out in Schedule 3 (Form of Utilisation Request).

“VAT”

means value added tax as provided for in the Norwegian Value Added Tax Act of 19 June 2009 No. 58 and any other tax of a similar nature.

“Vessel”

means Vessel A or Vessel B.

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“Vessel A”

means the 105,000 dwt shuttle tanker “Fortaleza Knutsen” built in 2011 and registered in the name of the Borrower in the Bahamas ship registry.

“Vessel B”

means the 105,000 dwt shuttle tanker “Recife Knutsen” built in 2011 and registered in the name of the Borrower in the Bahamas ship registry.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the “Agent”, any “Arranger”, any “Borrower”, any “Finance Party”, any “Guarantor”, any “Hedging Bank”, any “Lender”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(iv)	“guarantee” means (other than in Clause 18 (Guarantee and indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(v)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vi)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(vii)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(viii)	a provision of law is a reference to that provision as amended or re-enacted; and

(ix)	a time of day is a reference to Oslo time.

(b)	Clause and Schedule headings are for ease of reference only.

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(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

2	THE TERM LOAN FACILITY

2.1	The Term Loan Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a term loan facility in an aggregate amount equal to the Total Term Loan Facility Commitments.

2.2	Increase

(a)	The Borrower may by giving prior notice to the Agent by no later than the date falling five (5) Business Days after the effective date of a cancellation of:

(i)	the Available Commitments of a Defaulting Lender in accordance with Clause 7.7 (Right of cancellation in relation to a Defaulting Lender); or

(ii)	the Commitments of a Lender in accordance with Clause 7.1 (Illegality),

request that the Total Commitments be increased (and the Total Commitments shall be so increased) in an aggregate amount of up to the amount of the Available Commitments or Commitments so cancelled as follows:

(iii)	the increased Commitments will be assumed by one or more Lenders or other banks or financial institutions (each an “Increase Lender”) selected by the Borrower (and which is acceptable to the Agent (acting reasonably)) and each of which confirms its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender;

(iv)	each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;

(v)	each Increase Lender shall become a Party as a “Lender” and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

(vi)	the Commitments of the other Lenders shall continue in full force and effect; and

(vii)	any increase in the Total Commitments shall take effect on the date specified by the Borrower in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.

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(b)	An increase in the Total Commitments will only be effective on:

(i)	the execution by the Agent of an Increase Confirmation from the relevant Increase Lender; and

(ii)	in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase, the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender, the completion of which the Agent shall promptly notify to the Borrower and the Increase Lender.

(c)	Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(d)	Unless the Agent otherwise agrees or the increased Commitment is assumed by an existing Lender, the Borrower shall, on the date upon which the increase takes effect, promptly on demand pay the Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with any increase in Commitments under this Clause 2.2.

(e)	The Borrower may pay to the Increase Lender a fee in the amount and at the times agreed between the Borrower and the Increase Lender.

(f)	Clause 26.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:

(i)	an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;

(ii)	the “New Lender” were references to that “Increase Lender”; and

(iii)	a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”.

2.3	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

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3	PURPOSE AND APPLICATION

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Term Loan Facility towards:

(i)	the refinancing of the Existing Facilities; and

(ii)	the financing of its general corporate purposes.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

(a)	The obligation of each Lender to participate in the first Loan under the Term Loan Facility is subject to the condition precedent that the Agent has notified the Borrower and the Lenders that it has received all of the documents set out in Part 1 of Schedule 2 (Conditions precedent documents), in a form and substance satisfactory to the Agent.

(b)	The obligation of each Lender to participate in any further Loans under the Term Loan Facility is subject to the condition precedent that the Agent has notified the Borrower and the Lenders that it has received all of the documents set out in Part 2 of Schedule 2 (Conditions precedent documents), in a form and substance satisfactory to the Agent.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(i)	no Default is continuing or would result from the proposed Utilisation; and

(ii)	the Repeating Representations to be made by each Obligor are true in all material respects.

4.3	Maximum number of Loans

The Borrower may not (unless otherwise agreed by the Majority Lenders) deliver a Utilisation Request if as a result of the proposed Utilisation more than one Loan under a Tranche would be outstanding.

5	UTILISATION

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Term Loan Facility by delivery to the Agent of a duly completed Utilisation Request not later than 11:00 a.m. three (3) Business Days (or such shorter period as may be agreed by the Lenders) prior to the requested Utilisation Date of such Utilisation.

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5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the Tranche to be utilised;

(ii)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(iii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iv)	the proposed Interest Period complies with Clause 9 (Interest Periods).

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be USD.

(b)	The amount of the proposed Loan must be:

(i)	an amount not exceeding the Total Tranche A Commitments for Tranche A; or

(ii)	an amount not exceeding the Total Tranche B Commitments for Tranche B.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

5.5	Cancellation of Commitment

(a)	The Tranche A Commitments which, at that time, are not drawn shall be immediately cancelled at the end of the Availability Period for the Term Loan Facility.

(b)	The Tranche B Commitments which, at that time, are not drawn shall be immediately cancelled at the end of the Availability Period for the Term Loan Facility.

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6	REPAYMENT

6.1	Repayment of Loans

(a)	The Borrower shall repay the Loan under Tranche A in twenty (20) consecutive equal quarterly instalments each in an amount of USD 1,093,750. The first instalment shall be payable on the earlier of (i) the date falling three (3) months after the Utilisation Date for Tranche A and (ii) the 1 September 2014 and the subsequent instalments shall be payable quarterly thereafter until the Termination Date. The balance of such Loan shall be repaid in full on the Termination Date.

(b)	The Borrower shall repay the Loan under Tranche B in twenty (20) consecutive equal quarterly instalments each in an amount of USD 1,093,750. The first instalment shall be payable on the earlier of (i) the date falling three (3) months after the Utilisation Date for Tranche B and (ii) the 1 September 2014 and the subsequent instalments shall be payable quarterly thereafter until the Termination Date. The balance of such Loan shall be repaid in full on the Termination Date.

6.2	Termination Date

On the Termination Date, the Borrower shall pay to the Finance Parties all amounts then outstanding and owing by it to the Finance Parties under the Finance Documents.

7	PREPAYMENT AND CANCELLATION

7.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

(i)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(ii)	upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

(iii)	the Borrower shall repay that Lender’s participation in all Loans made to it on the last day of the Interest Period for the relevant Loans occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Mandatory prepayment - Change of Control

(a)	Upon the occurrence of a Change of Control all of the Commitments shall immediately be automatically cancelled in full and all amounts owing under the Finance Documents will become due and payable on the date falling sixty (60) days after the occurrence of the relevant Change of Control.

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(b)	For the purpose of this Clause 7.2:

“acting in concert”

means a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition directly or indirectly of units in the Parent Guarantor by any of them, either directly or indirectly, to obtain or consolidate control of the Parent Guarantor.

“Change of Control”

means:

(i)	that the Parent Guarantor does not own or is not able to vote for (directly or indirectly) all of the shares in the Borrower;

(ii)	that the Parent Guarantor does not own or is not able to vote for (directly or indirectly) all of the shares in KNOT Shuttle Tankers AS;

(iii)	that the Sponsor does not own or is not able to vote for (directly or indirectly) all of the shares in the MLP General Partner;

(iv)	that the Sponsor does not own at least 25 per cent. of all of the units in the Parent Guarantor (capital and voting rights to be subject to the limitations on voting rights relating to election of board members, amendments and certain other matters as set out in the limited partnership agreement entered into in relation to the Parent Guarantor); or

(v)	that any person or group of persons acting in concert (other than the Sponsor and/or any of its wholly owned Subsidiaries) acquires, legally or beneficially, and either directly or indirectly, more than 33.33 per cent. of the capital or voting rights in the Parent Guarantor.

7.3	Mandatory prepayment – sale or Total Loss etc.

(a)	If a Vessel is sold, transferred or otherwise disposed of, or all of the shares in the Borrower are sold, transferred or otherwise disposed of, or a Vessel becomes a Total Loss, the Borrower shall make prepayment in full of the Loans for the financing of the relevant Vessel, and the Total Term Loan Facility Commitments shall be reduced, in an amount equal to the higher of (i) the principal amount outstanding in respect of the Term Loan applied for the financing of the relevant Vessel or borrowed by the Borrower and (ii) an amount equivalent to a fraction of the Total Term Loan Facility Commitments of which the numerator is the relevant Vessel’s updated (not older than ninety (90) days) Market Value and the denominator is the aggregate updated (not older than ninety (90) days) Market Value of all the Vessels.

(b)	Such prepayment and reduction shall be made:

(i)	in the case of a sale, transfer or other disposal of a Vessel or all of the shares in the Borrower, on or before the date on which the sale, transfer or other disposal is completed by delivery of the Vessel or relevant shares to the buyer thereof; or

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(ii)	in the case of a Total Loss, on the earlier of (A) the date falling one hundred and eighty (180) days after the Total Loss Date, and (B) the date of receipt by the Agent of the proceeds of insurance or requisition for title relating to such Total Loss.

7.4	Voluntary cancellation

The Borrower may, by giving not less than three (3) Business Days’ prior written notice to the Agent (or such shorter period as the Agent may agree), cancel the whole or any part of the Available Facility (but, if in part, in an amount being a minimum of USD 5,000,000). Any cancellation under this Clause 7.4 shall reduce the Commitments of the Lenders rateably under that Facility.

7.5	Voluntary prepayment

The Borrower may by giving not less than three (3) Business Days’ prior written notice to the Agent (or such shorter period as the Agent may agree), prepay the whole or any part of that Loan (but, if in part, in an amount being a minimum of USD 5,000,000).

7.6	Right of replacement or repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 12.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Borrower under Clause 12.3 (Tax indemnity) or Clause 13 (Increased costs),

the Borrower may with the prior written consent of the Majority Lenders, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans or give the Agent notice of its intention to replace that Lender in accordance with paragraph (d) below.

(b)	On receipt of a notice referred to in paragraph (a) above in relation to a Lender, the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Borrower has given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in that Loan.

7.7	Right of cancellation in relation to a Defaulting Lender

(a)	If any Lender becomes a Defaulting Lender, the Borrower may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent five (5) Business Days’ notice of cancellation of each Available Commitment of that Lender.

(b)	On the notice referred to in paragraph (a) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

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(c)	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

7.8	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	The Borrower may not reborrow any part of the Term Loan Facility which is prepaid.

(d)	Any prepayment of any part of the Term Loan Facility shall be applied against the remaining Repayment Instalments thereof (including the balloon payment payable on the Termination Date) in the inverse order of maturity.

(e)	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(f)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(g)	If the Agent receives a notice under this Clause 7, it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

(i)	If all or part of a Loan under the Term Loan Facility is repaid or prepaid and is not available for redrawing, an amount of the Commitments (equal to the amount of the Loan which is repaid or prepaid) in respect of that Facility will be deemed to be cancelled on the date of repayment or prepayment. Any cancellation under this paragraph (i) shall reduce the Commitments of the Lenders rateably under that Facility.

8	INTEREST

8.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(i)	Margin; and

(ii)	LIBOR.

8.2	Payment of interest

The Borrower shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than three (3) months, on the dates falling at three (3) monthly intervals after the first day of the Interest Period).

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8.3	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 2.00 percentage points higher than the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted a loan in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 8.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If an Unpaid Sum consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to it:

(i)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to that Unpaid Sum during that first Interest Period shall be 2.00 percentage points higher than the rate which would have applied if that Unpaid Sum had not become due.

(c)	Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.

(d)	Additionally the rate of interest payable on any amount to which Clause 8.1 (Calculation of interest) continues to apply shall increase by 2.00 percentage points on the date following any notice served by the Agent to the Borrower following an Event of Default and whilst it is continuing.

8.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

9	INTEREST PERIODS

9.1	Selection of Interest Periods

(a)	The Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan or in a Selection Notice.

(b)	Each Selection Notice is irrevocable and must be delivered to the Agent by the Borrower not later than 11:00 a.m. three (3) Business Days prior to the last day of the then current Interest Period for such Loan.

(c)	If the Borrower fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will be three (3) months.

(d)	Subject to this Clause 9, the Borrower may select an Interest Period of three (3) or six (6) months or any other period agreed between the Borrower and the Agent (acting on the instructions of all the Lenders in relation to the relevant Loan).

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(e)	An Interest Period for a Loan shall not extend beyond the Termination Date.

(f)	Each Interest Period for a Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10	CHANGES TO THE CALCULATION OF INTEREST

10.1	Absence of quotation

Subject to Clause 10.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks, but a Reference Bank does not supply a quotation by 12:00 noon on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

10.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the rate notified to the Agent by that Lender as soon as practicable, and in any event by 12:00 noon on the date falling one (1) Business Day after the Quotation Day (or, if earlier, on the date falling one (1) Business Day prior to the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select.

(b)	In this Agreement “Market Disruption Event” means:

(i)	at or about 13:00 on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for the relevant Interest Period; or

(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 50 per cent. of that Loan) that the cost to it of obtaining matching deposits for the relevant Interest Period in the London interbank market would be in excess of LIBOR.

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10.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

10.4	Break Costs

(a)	The Borrower shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue, and the Agent shall upon receipt thereof at the written request of the Borrower provide the Borrower with a copy of such certificate.

11	FEES

11.1	Commitment fee

(a)	The Borrower shall pay to the Agent (for the account of each Lender) a commitment fee in USD computed at the rate of 40 per cent. of the applicable Margin on that Lender’s Available Commitment under the Term Loan Facility for the period starting on the date of this Agreement and ending on the last date of the Availability Period applicable to the Term Loan Facility;

(b)	The accrued commitment fee is payable on the last day of each successive period of three (3) months which ends during the relevant Availability Period, on the last day of the relevant Availability Period and, if cancelled in full, the commitment fee shall be calculated on the cancelled amount of the relevant Lender’s Available Commitment under the relevant Facility and be payable at the time the cancellation is effective.

11.2	Agency and other fees

The Borrower shall pay to the Agent (for its own account) a non-refundable annual agency fee and other fees in the amount and at the times set out in a Fee Letter.

11.3	Arrangement fee

The Borrower shall pay to the Agent (for the account of the Arrangers) a non-refundable arrangement fee in the amount and at the times set out in a Fee Letter.

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12	TAX GROSS UP AND INDEMNITIES

12.1	Definitions

(a)	In this Agreement:

“Protected Party”

means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Tax Credit”

means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction”

means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment”

means either the increase in a payment made by an Obligor to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 12 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

12.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	An Obligor shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower and that Obligor.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)	Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

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(f)	A Lender and each Obligor which makes a payment to which that Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

12.3	Tax indemnity

(a)	The Borrower shall (within three (3) Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 12.2 (Tax gross-up); or

(B)	relates to a FATCA Deduction required to be made by a Party.

(c)	A Protected Party making, or intending to make, a claim under paragraph (a) above must promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 12.3, notify the Agent.

12.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(i)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(ii)	that Finance Party has obtained, utilised and retained that Tax Credit,

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the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

12.5	Stamp taxes

The Borrower shall pay and, within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document, except for any such Tax payable in connection with the entering into of a Transfer Certificate.

12.6	VAT

(a)	All amounts set out or expressed in a Finance Document to be payable by any Party to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)	If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Subject Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines is in respect of such VAT.

(c)	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

12.7	FATCA information

(a)	Subject to paragraph (c) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

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(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA (including its applicable “passthru payment percentage” or other information required under the US Treasury Regulations or other official guidance including intergovernmental agreements) as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA.

(b)	If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm its status or to supply forms, documentation or other information requested in accordance with paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then:

(i)	if that Party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such Party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party; and

(ii)	if that Party failed to confirm its applicable “passthru payment percentage” then such Party shall be treated for the purposes of the Finance Documents (and payments made thereunder) as if its applicable “passthru payment percentage” is 100 per cent., until (in each case) such time as the Party in question provides the requested confirmation, forms, documentation or other information.

12.8	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Company, the Agent and the other Finance Parties.

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13	INCREASED COSTS

13.1	Increased costs

(a)	Subject to Clause 13.3 (Exceptions) the Borrower shall, within three (3) Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation, (ii) compliance with any law or regulation made after the date of this Agreement or (iii) compliance with Basel III.

(b)	In this Agreement:

“Basel III”

means:

(i)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented and/or restated;

(ii)	the rules for global systemically important banks contained in the “Globally systemically important banks: assessments, methodology and the additional loss absorbency requirements – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented and/or restated; and

(iii)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to Basel III.

“Increased Costs”

means:

(i)	a reduction in the rate of return from a Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

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13.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs, and the Agent shall upon receipt thereof at the written request of the Borrower provide the Borrower with a copy of such certificate.

13.3	Exceptions

(a)	Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)	compensated for under any other provision of this Agreement, other than any provision for the payment of interest, instalments, reductions or fees hereunder (or would have been compensated for under any such provision but was not so compensated solely because any of the exclusions in any such provision applied); or

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)	In this Clause 13.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 12.1 (Definitions).

14	OTHER INDEMNITIES

14.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three (3) Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

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(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency Vessel other than that in which it is expressed to be payable.

14.2	Other indemnities

The Borrower shall, within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(i)	the occurrence of any Event of Default;

(ii)	any claim, action, civil penalty or fine against, any settlement, and any other kind of loss or liability, and all reasonable costs and expenses (including reasonable legal fees and disbursements) incurred by the Agent or any other Finance Party as a result of conduct of any Obligor or any of its partners, directors, officers, employees, agents or advisors, that violates any Sanctions Laws;

(iii)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 30 (Sharing among the Finance Parties);

(iv)	funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(v)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

14.3	Indemnity to the Agent

The Borrower shall promptly indemnify the Agent against:

(i)	any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(A)	any failure by the Company to comply with its obligations under Clause 16 (Costs and expenses);

(B)	investigating any event which it reasonably believes is a Default;

(C)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(D)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it under the Finance Documents;

(E)	the taking, holding, protection or enforcement of the Transaction Security;

(F)	the exercise of any of its rights, powers, discretions, authorities and remedies vested in the Agent by the Finance Parties or by law; or

(G)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts permitted under this Agreement; and

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(ii)	any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents.

15	MITIGATION BY THE LENDERS

15.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate (unless the Borrower expressly request it in writing not to do so) any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

15.2	Limitation of liability

(a)	The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16	COSTS AND EXPENSES

16.1	Transaction expenses

The Borrower shall promptly on demand pay the Agent the amount of all documented costs and expenses (including, but not limited to, internal and external legal and collateral fees and costs relating to operating a secure website for communicating with the Lenders) reasonably incurred by the Agent and/or the Arrangers in connection with the negotiation, preparation, printing, execution, syndication and perfection of:

(i)	this Agreement and any other documents referred to in this Agreement; and

(ii)	any other Finance Documents executed after the date of this Agreement.

16.2	Amendment costs

If (i) an Obligor requests an amendment, waiver or consent or (ii) an amendment is required pursuant to Clause 31.10 (Change of currency), the Borrower shall, within three (3) Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including, but not limited to, internal and external legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

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16.3	Agent’s management time and additional remuneration

Any amount payable to the Agent under Clause 14.3 (Indemnity to the Agent) and this Clause 16 shall include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Borrower and the Lenders, and is in addition to any other fee paid or payable to the Agent.

16.4	Enforcement costs

The Borrower shall, within three (3) Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including, but not limited to, external legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

17	SECURITY

(a)	The obligations and liabilities of the Borrower under this Agreement and the other Finance Documents, including without limitation any derived liability whatsoever of the Obligors towards the Finance Parties in connection therewith, shall be secured by:

(i)	the Mortgages;

(ii)	the Deeds of Covenants;

(iii)	the Charter Assignments

(iv)	the Assignment Agreements;

(v)	the Factoring Agreement;

(vi)	the Account Pledges;

(vii)	the Hedging Agreement Assignment Agreements;

(viii)	the Second Share Pledge Agreement;

(ix)	the First Limited Partnership Pledge Agreement; and

(x)	the guarantee set out in Clause 18 (Guarantee and indemnity).

(b)	Each Hedging Bank hereby declares and agrees that:

(i)	its rights under the Security Documents in relation to any Hedging Agreements shall always be subordinated to and rank in priority behind the rights of the other Finance Parties; and

(ii)	it shall not take any action to enforce any of its rights under any Security Document unless and until all monies outstanding to the other Finance Parties have been fully and irrevocably paid and discharged in full and no Commitment is longer in force.

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(c)	Each Hedging Bank shall notify the Agent of any Hedging Agreement entered into with the Borrower without undue delay after the entering into thereof, and shall promptly upon request by the Agent provide the Agent with the details of any transactions entered into under any such Hedging Agreement, including the marked to market value thereof.

(d)	The Agent shall notify the Lenders upon receipt of any written notice from a Hedging Bank of any agreement being designated a “Hedging Agreement” for the purpose of this Agreement.

18	GUARANTEE AND INDEMNITY

18.1	Guarantee obligations

Each Guarantor irrevocably and unconditionally, jointly and severally:

(i)	guarantees to each Finance Party punctual performance by each other Obligor of all of that Obligor’s obligations under the Finance Documents;

(ii)	undertakes with each Finance Party that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, it shall immediately on demand (Norw.: påkravsgaranti) pay that amount as if it was the principal obligor; and

(iii)	agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 18 if the amount claimed had been recoverable on the basis of a guarantee.

18.2	Demands

Each Guarantor unconditionally and irrevocably undertakes immediately on written demand by the Agent from time to time to make payment in accordance with its obligations under Clause 18.1 (Guarantee obligations) where such demand is accompanied by a statement of the Agent that a payment has fallen due under the Finance Documents, that an Obligor has failed to make such payment when due and that notice of such non-payment has been issued. Each of such payments so demanded shall be made by the Guarantors to such account as the Agent may from time to time notify in writing.

18.3	Maximum liability

The liability of each Guarantor under this guarantee shall be limited to USD 168,000,000 plus any unpaid amount of interest, fees and expenses in respect of the obligations guaranteed hereby.

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18.4	Number of claims

There is no limit on the number of claims that may be made by the Agent on behalf of the Finance Parties under this guarantee.

18.5	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

18.6	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 18 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

18.7	Waiver of defences

(a)	The obligations of each Guarantor under this Clause 18 will not be affected by an act, omission, matter or thing which, but for this Clause 18, would reduce, release or prejudice any of its obligations under this Clause 18 (without limitation and whether or not known to it or any Finance Party) including:

(i)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(ii)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(iii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(v)	any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(vi)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(vii)	any insolvency or similar proceedings.

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(b)	Each Guarantor specifically waives all defenses based on the Finance Documents, any relationship or circumstance in connection therewith and any transactions made in connection therewith.

18.8	Financial Agreements Act

Each Guarantor specifically waives all rights under the provisions of the Norwegian Financial Agreements Act of 25 June 1999 No. 46 not being mandatory provisions, including the following provisions (the main contents of the relevant provisions being as indicated in the brackets):

(i)	§ 62 (1) (a) (to be notified of any security the giving of which was a precondition for the making of any Loan, but which has not been validly granted or has lapsed);

(ii)	§ 63 (1) - (2) (to be notified of any event of default hereunder and to be kept informed thereof);

(iii)	§ 63 (3) (to be notified of any extension granted to an Obligor in payment of principal and/or interest);

(iv)	§ 63 (4) (to be notified of an Obligor’s bankruptcy proceedings or debt reorganisation proceedings and/or any application for the latter);

(v)	§ 65 (3) (that the consent of the Guarantor is required for the Guarantor to be bound by amendments to the Finance Documents that may be detrimental to its interest);

(vi)	§ 66 (1) - (2) (that the Guarantor shall be released from its liabilities hereunder if security which was given, or the giving of which was a precondition for the making of any Loan, is released by the Finance Parties without the consent of the Guarantor);

(vii)	§ 66 (3) (that the Guarantor shall be released from its liabilities hereunder if, without its consent, security the giving of which was a precondition for the making of any Loan, was not validly granted);

(viii)	§ 67 (2) (about reduction of the Guarantor’s liabilities hereunder);

(ix)	§ 67 (4) (that the Guarantor’s liabilities hereunder shall lapse after ten (10) years, as the Guarantor shall remain liable hereunder as long as any amount is outstanding in respect of the obligations guaranteed hereby);

(x)	§ 70 (as the Guarantor shall have no right of subrogation into the rights of the Finance Parties under the Finance Documents until and unless the Finance Parties shall have received all amounts due or to become due to them in respect of the obligations guaranteed hereby);

(xi)	§ 71 (as the Finance Parties shall have no liability first to make demand upon or seek to enforce remedies against any other Obligor or any other security provided in respect of the Obligors’ liabilities under the Finance Documents before demanding payment under or seeking to enforce the security created hereunder);

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(xii)	§ 72 (as all interest and default interest due in respect of the obligations guaranteed hereby shall be secured hereunder);

(xiii)	§ 73 (1) - (2) (as all costs and expenses related to a default in respect of the obligations guaranteed hereby shall be secured hereunder); and

(xiv)	§ 74 (1) - (2) (as the Guarantor shall make no claim against any other Obligor for payment until and unless the Finance Parties first shall have received all amounts due or to become due to them in respect of the obligations guaranteed hereby).

18.9	Guarantor intent

Without prejudice to the generality of Clauses 18.7 (Waiver of defences) and 18.8 (Financial Agreements Act), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

18.10	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 18. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

18.11	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(i)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(ii)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 18.

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18.12	Deferral of Guarantors’ rights

(a)	Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 18:

(i)	to be indemnified by an Obligor;

(ii)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(iii)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(iv)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under this Clause 18;

(v)	to exercise any right of set-off against any Obligor; and/or

(vi)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

(b)	If a Guarantor receives any benefit, payment or distribution in relation to such rights as referred to in paragraph (a) above, it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on behalf of and for the account of the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with 31(Payment mechanics).

18.13	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

19	REPRESENTATIONS AND WARRANTIES

Each Obligor makes the representations and warranties set out in this Clause 19 to each Finance Party on the date of this Agreement.

19.1	Status

(a)	It and each of its Subsidiaries is a limited liability corporation (or in the case of the Borrower and the Parent Guarantor, a limited partnership), duly incorporated (or in the case of the Parent, formed) and validly existing under the law of its jurisdiction of incorporation (or in the case of the Parent, formation).

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

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19.2	Binding obligations

Subject to the Legal Reservations:

(i)	the obligations expressed to be assumed by it in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations; and

(ii)	(without limiting the generality of paragraph (i) above) each Security Document to which it is a party creates the security interests which that Security Document purports to create and those security interests are valid and effective.

19.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents and the granting of the Transaction Security do not and will not conflict with:

(i)	any law or regulation applicable to it;

(ii)	its or any of its Subsidiaries’ constitutional documents; or

(iii)	any agreement or instrument binding upon it or any member of the Group or any of its or any member of the Group’s assets or constitute a default or termination event (however described) under any such agreement or instrument.

19.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

19.5	Validity and admissibility in evidence

All Authorisations required or desirable:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(ii)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

19.6	Governing law and enforcement

(a)	The choice of governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

(b)	Any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its jurisdiction of incorporation.

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19.7	Deduction of Tax

It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

19.8	No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents other than:

(i)	registration of the Mortgages in the relevant Approved Ship Register;

(ii)	registration of the Factoring Agreements in the Norwegian Register of Moveable Property (Løsøreregisteret).

19.9	No default

(a)	No Event of Default is continuing or is reasonably likely to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Finance Document.

(b)	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or any of its Subsidiaries (if applicable) or to which its (or any of its Subsidiaries’ (if applicable)) assets are subject which has or is reasonably likely to have a Material Adverse Effect.

19.10	No misleading information

(a)	Any factual information provided by any member of the Group for the purposes of this Agreement was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	Any financial projections provided to the Finance Parties in connection with this Agreement have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)	Nothing has occurred or been omitted from the information given to the Finance Parties in connection with this Agreement and no information has been given or withheld that results in the information given to the Finance Parties in connection with this Agreement being untrue or misleading in any material respect.

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19.11	Financial statements

(a)	Its Original Financial Statements were prepared in accordance with the Approved Accounting Principles consistently applied, and fairly represent its consolidated financial condition and operations during the relevant financial year.

(b)	There has been no material adverse change in its business or financial condition (or the business or consolidated financial condition of the Group, in the case of the Parent Guarantor) since the date of the financial statements most recently delivered to the Agent pursuant to Clause 20.1 (Financial statements).

19.12	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

19.13	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, if adversely determined, are reasonably likely to have a Material Adverse Effect have (to the best of its knowledge and belief (having made due and careful enquiry)) been started or threatened against it or any of its Subsidiaries.

19.14	Compliance with Environmental Laws and other laws

(a)	It is in compliance in all respects with the provisions of all Environmental Laws applicable to it and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect.

(b)	No Environmental Claim has been commenced or (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened against it or any of its Subsidiaries where that claim has or is reasonably likely, if determined against the relevant member of the Group, to have a Material Adverse Effect.

(c)	It has not (and none of its Subsidiaries has) breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

19.15	Taxation

It is not (and none of its Subsidiaries is) materially overdue in the filing of any Tax returns and is not overdue in the payment of any amount in respect of Tax, unless such payment has been contested in good faith and with due diligence and provided that it maintains adequate reserves in respect of thereof in accordance with the Approved Accounting Principles.

19.16	Transaction Security

It has all of the rights, title and interest in the assets subject to the Transaction Security to the extent and in the manner contemplated by the Security Documents.

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19.17	No money laundering

The Borrower is acting for its own account and not as lender or trustee or in any other capacity whatsoever on behalf of any third party in relation to the Loans and in relation to the performance and the discharge of its obligations and liabilities under the Finance Documents and the transactions and other arrangements effected or contemplated by the Finance Documents, and the foregoing will not involve or lead to contravention of any law, official requirement or other regulatory measure or procedure implemented to combat money laundering (as defined in Directive 2005/60/EEC) of the Council of the European Communities).

19.18	Anti-corruption law

Each member of the Group has conducted its businesses in compliance with applicable anti-corruption laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

19.19	Use of proceeds

The proceeds of the Loan will from time to time be applied for the purposes set out in Clause 3.1 (Purpose).

19.20	Sanctions

(a)	It and each of its Subsidiaries and joint ventures, and its or their respective directors, officers, employees, agents and/or representatives has been and is in compliance with Sanctions Laws.

(b)	Neither it, nor any of its Subsidiaries, nor any of its or their joint ventures, nor any of its or their respective directors, officers, employees, agents or representatives:

(i)	is a Restricted Party, or is involved in any transaction through which it is likely to become a Restricted Party; or

(ii)	is subject to or involved in any inquiry, claim, action, suit, proceeding or investigation against it with respect to Sanctions Laws by any Sanctions Authority.

19.21	Repetition

The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on the date of each Utilisation Request, on each Utilisation Date and on the first day of each Interest Period.

20	INFORMATION UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

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20.1	Financial statements

(a)	The Borrower and the Parent Guarantor shall supply to the Agent in sufficient copies for all the Lenders:

(i)	as soon as the same become available, but in any event within 150 days after the end of each of its financial years, its audited financial statements (consolidated if it has Subsidiaries) for that financial year; and

(ii)	as soon as the same become available, but in any event within 60 days after the end of each quarter of each of its financial years, its unaudited financial statements (consolidated if it has Subsidiaries) for that financial quarter.

(b)	The Parent Guarantor shall supply to the Agent as soon as reasonably practicable after the same are available (and in any event on or before 31 January each year), its consolidated budget and cash flow projections for that financial year and for the next five (5) financial years, and such updates of such budget and/or projections as the Agent may reasonably require.

20.2	Provision and contents of Compliance Certificate

(a)	The Parent Guarantor shall supply to the Agent, with each set of consolidated financial statements of the Parent Guarantor delivered pursuant to Clause 20.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 21 (Financial covenants).

(b)	Each Compliance Certificate shall be signed by the chief financial officer of the Parent Guarantor.

20.3	Requirements as to financial statements

(a)	Each set of financial statements delivered pursuant to Clause 20.1 (Financial statements) shall be certified by the chief financial officer of the Parent Guarantor as fairly representing the financial condition of the relevant Obligor as at the date as at which those financial statements were drawn up.

(b)	The Parent Guarantor shall procure that each set of financial statements delivered pursuant to Clause 20.1 (Financial statements) is prepared using the Approved Accounting Principles, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in the Approved Accounting Principles, the accounting practices or reference periods and the Parent Guarantor (or if required by any of the Lenders, its auditors) deliver to the Agent:

(i)	a description of any change necessary for those financial statements to reflect the Approved Accounting Principles, accounting practices and reference periods upon which the Original Financial Statements were prepared; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 21 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

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Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

20.4	Market valuations

(a)	The Parent Guarantor shall no later than ten (10) Business Days after the end of each of its financial years and each of its financial half years, or at such other intervals as may be required by the Agent (acting on the instructions of the Majority Lenders) in the event that an Event of Default has occurred and is continuing, forward to the Agent in sufficient copies for all the Lenders updated valuation reports (not more than thirty (30) days old) from two (2) of the Approved Brokers setting out the Market Value of each of the Vessels, as well as a calculation signed by the chief financial officer of the Parent Guarantor evidencing compliance with Clause 23.12 (Minimum value).

(b)	All such valuations referred to in paragraph (a) above shall be obtained at the cost of the Borrower.

20.5	Information: miscellaneous

Each Obligor shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(i)	at the same time as they are dispatched, copies of all documents dispatched by it to its shareholders generally (or any class of them) or to its creditors generally (or any class of them);

(ii)	promptly upon becoming aware of them, the details of any inquiry, claim, action, suit, proceeding or investigation pursuant to Sanctions Laws by an Sanctions Authority against it, any of its direct or indirect owners, Subsidiaries or Affiliates, any of its or their joint ventures or any of its or their respective directors, officers, employees, agents or representatives, as well as information on what steps are being taken with regards to answer or oppose such inquiry, claim, action, suit, proceeding or investigation;

(iii)	promptly upon becoming aware that it, any of its direct or indirect owners, Subsidiaries or Affiliates, any of its or their joint ventures or any of its or their respective directors, officers, employees, agents or representatives has become or is likely to become a Restricted Party;

(iv)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which, if adversely determined, are reasonably likely have a Material Adverse Effect;

(v)	promptly, such information as the Agent may reasonably require about any asset subject to the Transaction Security and compliance of the Obligors with the terms of any Security Document; and

(vi)

promptly on request, such further information regarding the financial condition, assets and operations of the Group and/or any member of the Group (including any requested amplification or explanation of any item in the financial statements,

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budgets or other material provided by any Obligor under this Agreement and an up to date copy of its shareholders’ register (or equivalent in any relevant jurisdiction)) as any Finance Party through the Agent may reasonably request.

20.6	Notification of Default and Change of Control

(a)	Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Agent, the Parent Guarantor shall supply to the Agent a certificate signed by two (2) of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

(c)	Each Obligor shall notify the Agent of the occurrence of any Change of Control promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

20.7	Use of websites

(a)	Each Obligor may satisfy its obligation under this Agreement to deliver any information in relation to the Lenders by posting this information onto an electronic website designated by the Obligors and the Agent (the “Designated Website”) if:

(i)	both the Obligors and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(ii)	the information is in a format previously agreed between the Obligors and the Agent.

(b)	The Agent shall supply each Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Obligors and the Agent.

(c)	an Obligor shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	it becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If and Obligor notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Obligors under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

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(d)	Any Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Obligors shall comply with any such request within ten (10) Business Days.

20.8	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Obligors shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

21	FINANCIAL COVENANTS

21.1	Financial definitions

In this Agreement:

“Borrowings”

means, at any time, the aggregate outstanding principal, capital or nominal amount (and any fixed or minimum premium payable on prepayment or redemption) of any indebtedness of members of the Group for or in respect of:

(i)	moneys borrowed and debit balances at banks or other financial institutions;

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(ii)	any acceptances under any acceptance credit or bill discount facility (or dematerialised equivalent);

(iii)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(iv)	any Finance Lease;

(v)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis and meet any requirements for de-recognition under the Approved Accounting Principles);

(vi)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability of an entity which is not a member of the Group which liability would fall within one of the other paragraphs of this definition;

(vii)	any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the Termination Date or are otherwise classified as borrowings under the Approved Accounting Principles;

(viii)	any amount of any liability under an advance or deferred purchase agreement if (A) one of the primary reasons behind the entry into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question, or (B) the agreement is in respect of the supply of assets or services and payment is due more than ninety (90) days after the date of supply;

(ix)	any amount raised under any other transaction (including any forward sale or purchase agreement, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under the Approved Accounting Principles; and

(x)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (i) to (ix) above.

“Cash and Cash Equivalents”

means, at any time, the aggregate amount of:

(i)	cash in hand or on deposit with any bank or financial institution;

(ii)	2/3 of the Available Facility in respect of the revolving facility under the KNOT Facility Agreement; and

(iii)	cash equivalents (as reported in accordance with the Approved Accounting Principles),

to which any member of the Group is alone (or together with another member of the Group) beneficially entitled at that time and which is not issued or guaranteed by a member of the Group or subject to any security (other than Security arising under the Security Documents).

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“Current Assets”

means the aggregate value of the Group’s (on a consolidated basis) or the Borrower’s (as the case may be) assets, which are treated as current assets in accordance with the Approved Accounting Principles.

“Current Liabilities”

means the aggregate amount of the Group’s (on a consolidated basis) or the Borrower’s (as the case may be) liabilities, which are treated as current liabilities in accordance with the Approved Accounting Principles, but excluding instalments on long-term debt and Finance Leases which fall due during the next twelve months.

“EBITDA”

means, in respect of any Relevant Period, earnings before interest, taxation, depreciation and amortisation, not taking into account any exceptional or extraordinary items.

“Finance Charges”

means, for any Relevant Period, the aggregate amount of the accrued interest in respect of Borrowings paid or payable by any member of the Group (calculated on a consolidated basis) in cash in respect of that Relevant Period:

(i)	including the interest (but not the capital) element of payments in respect of Finance Leases;

(ii)	including any commission, fees, discounts and other finance payments payable by (and deducting any such amounts payable to) any member of the Group under any interest rate hedging arrangement; and

(iii)	excluding any capitalised interest in respect of any Subordinated Loan,

and so that no amount shall be added (or deducted) more than once.

“Relevant Period”

means each period of twelve (12) months ending on or about the last day of the financial year of the relevant Obligor and each period of twelve (12) months ending on or about the last day of each financial quarter of the relevant Obligor.

“Total Assets”

means the aggregate book value of those assets which, according to the Approved Accounting Principles, shall be included as assets in a balance sheet.

“Total Equity”

means book equity.

“Working Capital”

means, on any date, Current Assets less Current Liabilities.

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21.2	Calculations

(a)	Except as provided to the contrary in this Agreement, an accounting term used in this Clause 21 is to be construed in accordance with the principles applied in connection with the Original Financial Statements.

(b)	No item must be credited or deducted more than once in any calculation under this Clause 21.

21.3	Working Capital

(a)	The Parent Guarantor shall procure that the Working Capital of the Parent Guarantor (on a consolidated basis) measured at the end of each of its financial quarters (starting with the financial quarter ending 30 June 2014) shall at all times be positive.

(b)	The Borrower shall procure that its Working Capital measured at the end of each of its financial quarters (starting with the financial quarter ending 30 June 2014) shall at all times be positive.

21.4	Equity ratio

The Parent Guarantor shall procure that the ratio of Total Equity to Total Assets of the Parent Guarantor (on a consolidated basis) measured at the end of each of its financial quarters (starting with the financial quarter ending 30 June 2014) shall not at any time be less than 0.30.

21.5	Interest cover ratio

The Parent Guarantor shall procure that the ratio of EBITDA to Finance Charges for it (on a consolidated basis) in respect of any Relevant Period (starting with the Relevant Period ending 30 June 2014) shall be no less than 2.50:1.00.

21.6	Liquidity

The Parent Guarantor shall procure that it (on a consolidated basis) at all times maintains Cash and Cash Equivalents in an amount equal to or greater than USD 15,000,000:

(i)	plus an amount of USD 1,500,000 for each vessel owned by a member of the Group with no employment contract or an employment contract with less than twelve (12) months remaining tenor (excluding options), provided always that employment contracts entered into with the Sponsor or any of its Subsidiaries shall not count as employment contracts in relation to this paragraph (i); and

(ii)	plus an amount of USD 1,000,000 for each vessel owned by the members of the Group in excess of eight (8) vessels.

22	GENERAL UNDERTAKINGS

The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

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22.1	Use of proceeds

No proceeds of the Loan shall be made available, directly or indirectly, to or for the benefit of a Restricted Party nor shall they otherwise be applied in a manner or for a purpose prohibited by Sanctions Laws.

22.2	Authorisations

(a)	Each Obligor shall promptly:

(i)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(ii)	supply certified copies to the Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

(b)	The Obligors shall obtain or cause to be obtained, at the time the same are required, maintain or cause to be maintained in full force and effect and promptly renew or cause to be renewed and comply in all material respects with the conditions and restrictions (if any) imposed in, or in connection with, every Authorisation required to be obtained and maintained in order to continue the performance and operation of each Vessel under any contract entered into in respect of it and any law and regulation to which it and/or any Obligor may be subject.

22.3	Negative pledge

In this Clause 22.3, “Quasi-Security” means an arrangement or transaction described in paragraph (b) below.

(a)	The Borrower shall not create or permit to subsist any Security over any of its assets and the Parent Guarantor shall not create or permit to subsist any Security over any of the shares or other ownership interests the Borrower (other than the Security granted under the Second Limited Partnership Pledge Agreement), KNOT Offshore Partners UK LLC or KNOT Shuttle Tankers AS.

(b)	The Borrower shall not:

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

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(c)	Paragraphs (a) and (b) above do not apply to any Security or (as the case may be) Quasi-Security listed below:

(i)	any Security or Quasi-Security constituted by the Security Documents or entered into under a Finance Document;

(ii)	any Security or Quasi-Security disclosed in writing by the Borrower to the Agent prior to the date of this Agreement and approved in writing by the Agent (in its sole discretion) for the purposes of this Agreement;

(iii)	any Security or Quasi-Security comprising a netting or set-off arrangement entered into by the Borrower in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(iv)	any Security or Quasi-Security arising by operation of law or in the ordinary course of business securing obligations not more than 30 days overdue;

(v)	any Security or Quasi-Security to which the Lenders have given their prior written consent.

22.4	Financial Indebtedness restrictions

(a)	The Borrower shall not incur, create or permit to subsist any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to Financial Indebtedness:

(i)	incurred under the Finance Documents;

(ii)	incurred by way of a Subordinated Loan made at a time when no Default is continuing or would occur from the borrowing of such Subordinated Loan, and provided that the Parent Guarantor and the Borrower will be in compliance with the financial covenants set out in Clause 21 (Financial covenants) following the borrowing of such Subordinated Loan; or

(iii)	incurred with the prior written consent of the Lenders.

22.5	Change of business etc.

(a)	The Parent Guarantor shall procure that no substantial change is made to the general nature of the business of the Group from that carried on at the date of this Agreement without the prior written consent of the Lenders.

(b)	The Borrower shall not engage in any business other than the ownership and operation of the Vessel owned by it.

(c)	No Obligor shall change its type of company, legal name or jurisdiction of incorporation without the prior written consent of the Lenders.

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22.6	Loans or credit

(a)	The Borrower shall not be a creditor in respect of any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to:

(i)	normal trade credit extended to its customers on normal commercial terms and in the ordinary course of its trading activities;

(ii)	any loan or other credit made to another member of the Group at a time when no Default is continuing or would occur from the making of such loan or other credit, and provided that the Parent Guarantor and the Borrower will be in compliance with the financial covenants set out in Clause 21 (Financial covenants) following the making of such loan or other credit; or

(iii)	any creditor relationship entered into with the consent of the Lenders.

22.7	No guarantees or indemnities

(a)	The Borrower shall not incur or allow to remain outstanding any guarantee or indemnity in respect of any obligation of any person.

(b)	Paragraph (a) above does not apply to a guarantee or indemnity which is:

(i)	granted pursuant to the Finance Documents;

(ii)	from time to time required in the ordinary course of business and operation of the Vessels, or by any protection and indemnity or war risks association with which a Vessel is entered, guarantees required to procure the release of that Vessel from any arrest, detention, attachment or levy or guarantees required for the salvage of that Vessel;

(iii)	granted in respect of any obligation of another member of the Group at a time when no Default is continuing or would occur from the granting of such guarantee or indemnity, and provided that the Parent Guarantor and the Borrower will be in compliance with the financial covenants set out in Clause 21 (Financial covenants) following the granting of such guarantee or indemnity; or

(iv)	granted with the prior written consent of the Lenders.

22.8	Merger

No Obligor shall enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction without the prior written consent of the Lenders.

22.9	Investments

The Borrower shall not, without the prior written consent of the Lenders, make any further investments, other than investments relating to the Vessels, provided that such investment is made at a time when no Default is continuing or would occur from the making of the relevant investment, and provided further that the Parent Guarantor and the Borrower will be in compliance with the financial covenants set out in Clause 21 (Financial covenants) following the making of the relevant investment.

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22.10	Arm’s length terms

All agreements and transactions entered into by an Obligor with an Affiliate, a shareholder or an Affiliate of a shareholder shall be entered into and made on arm’s length terms.

22.11	Hedging

The Hedging Banks shall have the first right of refusal on competitive terms in relation to any interest hedging or other derivatives products relating to the Vessels or any of them or the Term Loan Facility.

22.12	Pari passu ranking

Each Obligor shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

22.13	Dividend restrictions

(a)	No Obligor shall make, pay or declare any dividend, reduction of share capital or other distribution to its shareholders or any of them.

(b)	Paragraph (a) above shall not apply to dividend, reduction of share capital or other distributions where the following conditions are fulfilled:

(i)	no Default has occurred and is continuing at the time the making, payment or declaration of the relevant dividend, reduction of share capital or other distribution is made, or would result from the making, payment or declaration of the relevant dividend, reduction of share capital or other distribution; and

(ii)	the Parent Guarantor and the Borrower will be in compliance with the financial covenants set out in Clause 21 (Financial covenants) following the making, payment or declaration of the relevant dividend, reduction of share capital or other distribution.

22.14	Change of financial year

No Obligor will, without the prior written consent of the Majority Lenders, change its financial year.

22.15	Payment of Taxes

Each Obligor shall (and the Borrower shall ensure that each member of the Group will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith;

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(ii)	adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Agent under Clause 20.1 (Financial statements); and

(iii)	such payment can be lawfully withheld.

22.16	Listing

The Parent Guarantor shall maintain its listing at the New York Stock Exchange or such other stock exchange as may be approved by the Lenders.

22.17	Further security

The Borrower shall if it enters into any Hedging Agreement, within 30 days after the entering into of such Hedging Agreement enter into a Hedging Agreement Assignment Agreement with the Agent in respect of its claims relating to any such Hedging Agreement, and do all such acts and execute all such documents in favour of the Agent and provide such documentation to the Agent as the Agent may reasonably require to perfect the security created or intended to be created thereunder and evidence that the Hedging Agreement Assignment Agreement has been validly executed by the Borrower.

22.18	Publications

The Obligors hereby approve that the Lenders shall be entitled at its own expense, to publish information about its participation in and the arrangement of and in connection with this Agreement and for such purpose use the Borrower’s logo and trademark in connection with such publication.

22.19	Sanctions

(a)	No Obligor shall be or become, and each Obligor shall ensure that none of its Subsidiaries or Affiliates or its or their respective directors, officers, employees, agents or representatives or any other persons acting on its or their behalf is or will become, a Restricted Party.

(b)	The Borrower and the Parent shall ensure that its assets, the assets, including assets subject to the Security Documents (including the Vessels), shall not be used directly or indirectly:

(i)	by or for the direct or indirect benefit of any Restricted Party; or

(ii)	in any trade which is prohibited under applicable Sanctions or which could expose the Borrower or the Parent, any of their assets, any assets subject to the Security Documents, any Vessel, any Finance Party or any other person being party to or which benefits from any Finance Document, any manager of a Vessel or any charterer or insurer of a Vessel to enforcement proceedings or any other consequences whatsoever arising from Sanctions.

(c)	The Borrower and the Parent shall ensure that the Vessels shall not be trading to Iranian ports or carrying or storing/warehousing crude oil, petroleum products or petrochemical products or other products subject to Sanctions if they originate in Iran, or are being exported from Iran to any other country, as long as Iran is subject to Sanctions by a Sanctions Authority.

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22.20	Most favoured lender status

If as a result of, or in connection with, or to obtain any consent or agreement of any finance party under any agreement in respect of Financial Indebtedness in an amount of USD 10,000,000 (or its equivalent) or more, the Borrower, the Parent Guarantor KNOT Shuttle Tankers 18 AS, KNOT Shuttle Tankers 17 AS or Knutsen Shuttle Tankers 13 AS has entered into or enters into documentation or other arrangements containing any financial covenants more favourable to the finance party or finance parties than, or in addition to, those contained in this Agreement, the Borrower undertakes to immediately notify the Agent of the existence and details of such documentation or other arrangements and, if so requested by the Agent, the Obligors undertake to as soon as reasonably practicable (and in no event later than thirty (30) days after the occurrence thereof) enter into an amendment of this Agreement in the form reasonably required by the Majority Lenders for the purpose of incorporating equivalent (or the functional equivalent of such) financial covenants in this Agreement.

23	VESSEL UNDERTAKINGS

The undertakings in this Clause 23 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

23.1	Insurances

(a)	The Borrower shall procure that each Vessel is fully insured on an agreed value basis against such risks (including, but not limited to Hull and Machinery, Hull Interest, Freight Interest, Protection & Indemnity (including a maximum club cover for oil pollution liability for each Vessel, presently USD 1,000,000,000) and War Risk (including terrorism, piracy, hijacking and confiscation)), in such amounts, on such terms (always applying Norwegian law and including the terms of the Nordic Marine Insurance Plan of 2013 (as amended from time to time) or such other terms as the Agent (acting reasonably) may approve in relation to losses payable thereunder) and with such insurance brokers and insurers as the Agent (acting on the instructions of the Majority Lenders) may approve. The Borrower will procure that the Agent is named as mortgagee and loss payee under the insurances, also if the insurances are effected by a charterer of a Vessel.

(b)	The insured value of each Vessel shall at all times be equal to or greater than its Market Value, and the aggregate insured value of all Vessels shall be equal to or greater than 120 per cent. of the amount of the Total Commitments.

Furthermore, the Hull and Machinery insured value of each Vessel shall at all times cover at least 80 per cent. of the Market Value of the Vessel, and the aggregate Hull and Machinery insured value of the Vessels shall at all times cover at least an amount equal to the amount of the Total Commitments, while the remaining cover may be taken out by way of Hull and/or Freight Interest insurances.

(c)	In addition to the insurances specified above, the Agent shall take out (i) Mortgagee Interest Insurance and (ii) Mortgagee Interest Additional Perils Pollution Insurance, each such insurance to be taken out in an amount covering up to 120 per cent. of the Total Commitments, and the Borrower shall reimburse to the Agent any and all sums paid as premium in respect of such insurance cover.

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(d)	If any of the insurances referred to in paragraph (a) above form part of a fleet cover, the Borrower shall procure that the insurers shall undertake to the Agent that they shall neither set-off against any claims in respect of a Vessel any premiums due in respect of other vessels under such fleet cover or any premiums due for other insurances, nor cancel any insurances in relation of a Vessel for reason of non-payment of premiums for other vessels under such fleet cover or of premiums for such other insurances, and shall undertake to issue a separate policy in respect of each Vessel if and when so requested by the Agent.

(e)	Not later than seven (7) days before the expiry date of the relevant insurances, the Borrower shall deliver to the Agent a confirmation from the insurance broker(s) through whom the insurances relevant to the Vessels have been placed, evidencing that all insurances referred to in paragraph (a) above have been renewed and taken out in respect of the Vessels with insurance values as required by paragraph (b) above, that such insurances will be in full force and effect immediately upon the expiry of the expiring insurances and that the interests of the Finance Parties therein have been noted by the relevant insurers. The Borrower shall procure that Letters of Undertaking, as required by the Agent, and copies of all insurance policies, cover notes and certificates of entry are delivered to the Agent.

(f)	The Borrower shall procure that each Vessel is always employed in conformity with the terms of the instruments of insurance (including any expressed or implied warranties) applicable to it and shall comply with such requirements as to extra premium or otherwise as the insurers may prescribe.

(g)	The Agent shall prior to each Utilisation Date, for the account of the Borrower, appoint an independent and well reputed insurance consultant to consider and determine whether each Vessel is fully and properly insured and employed in accordance with paragraphs (a) – (f) above. If at any time during the Loan Period, the contrary is so determined, the Borrower shall, following a written request from the Agent (on behalf of the Finance Parties) immediately ensure that the relevant Vessel(s) is fully and properly insured and employed as set out in paragraphs (a) – (f) above and provide the Agent with evidence in a form and substance satisfactory to it thereof.

23.2	Notification

The Obligors shall immediately notify the Agent of:

(i)	any accident to a Vessel involving repairs the cost of which is likely to exceed USD 3,000,000;

(iii)	any occurrence as a result of which a Vessel has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(iv)	the occurrence of any Environmental Claim against an Obligor or a Vessel which is likely to be determined adversely to it, or any incident, event or circumstances which is likely to give rise to any such Environmental Claim and which, if so adversely determined or otherwise, is reasonably likely to have a Material Adverse Effect; and

(v)	any capture, seizure, arrest, confiscation or detention of, or the exercise or purported exercise of any lien on, a Vessel, its insurances, its Earnings or any other assets of an Obligor.

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23.3	Total Loss of a Vessel

In the event that a Vessel shall suffer a Total Loss, the Borrower shall, within a period of ninety (90) days after the Total Loss Date, obtain and present to the Agent a written confirmation from the relevant insurers that the claim relating to the Total Loss has been accepted in full, or - if sooner - promptly upon receipt of insurance proceeds in respect of the Total Loss, apply such proceeds in prepayment of the Loans. Such prepayment shall in the event of Total Loss in any event be made within one hundred and eighty (180) days from the Total Loss Date, in accordance with Clause 7.3 (Mandatory prepayment – sale or Total Loss etc.).

23.4	Compliance with laws etc.

Each Obligor shall (and shall ensure that each of its Subsidiaries and Affiliates, as well as any manager of any of the Vessels, shall):

(i)	comply with all laws or regulations:

(A)	applicable to its business; or

(B)	applicable to the Vessel, its ownership, employment, operation, management and registration,

including the ISM Code, the ISPS Code, all Environmental Laws, all Sanctions Laws and the laws of the flag of each Vessel; and

(ii)	obtain, comply with and do all that is necessary to maintain in full force and effect any Environmental Approvals,

and without limiting paragraph (a) above, not employ any Vessel nor allow its employment, operation or management in any manner, contrary to any law or regulation including but not limited to the ISM Code, the ISPS Code, all Environmental Laws and all Sanctions Laws.

23.5	Class

(a)	The Borrower shall procure that each Vessel is classified and maintained in the highest class, free of any overdue recommendations, with DNV GL or any other classification society approved by the Majority Lenders, and at all times complies with the rules and regulations of the relevant classification society. The Borrower shall not change the classification society for a Vessel without the prior written consent of the Lenders.

(b)	The Borrower shall procure that the classification society sends to the Agent, following receipt of a written request from the Agent, copies of all class records held by the classification society in relation to a Vessel.

(c)	The Borrower shall at all times ensure compliance with all international conventions and regulations, including the SOLAS conventions, the International Management Code for the Safe Operation of Ships and for Pollution Prevention and the International Ship and Port Security Code adopted by the International Maritime Organisation. In particular, the Borrower shall ensure compliance with the ISM-Code and shall ensure that any charterer of a Vessel and any company performing management services on behalf of the Borrower complies with said conventions and regulations.

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23.6	Repair and maintenance

The Borrower shall procure that each Vessel is kept in a good and safe condition and state of repair consistent with good ownership and operational standards, and that each Vessel is operated and maintained in accordance with the requirements of any employment contract entered into in respect of it.

23.7	Inspection

(a)	The Borrower shall permit, and shall procure that any manager or charterer permits, the Agent (acting through surveyors or other persons appointed by it for that purpose) to board each Vessel once a year and with prior notice to the Borrower, and provided that such inspection does not unreasonably interfere with the Borrower’s or end user’s normal operations (unless a Default has occurred and is continuing, in which case such inspections may be conducted at any time and on any number of occasions), to inspect its condition or to satisfy itself about proposed or executed repairs, and shall afford all proper facilities for such inspections.

(b)	Any such inspection made once a year, or in the event that a Default has occurred and is continuing, shall be made at the cost of the Borrower, and in any other event such costs shall be carried by the Lenders.

23.8	Flag, name and registry

The Borrower shall procure that each Vessel is registered in a Approved Ship Register, or another ship registry acceptable to the Lenders, in the name of the Borrower, keep each Vessel registered in such register and not do or suffer to be done anything, or omit to do anything the doing or omission of which could or might result in such registration being forfeited or imperilled. The Borrower shall not change the flag, name or registry of a Vessel, or register a Vessel simultaneously in more than one registry, without the prior written consent of the Lenders.

23.9	No sale or other disposal

The Obligors shall procure that no Vessel or shares in the Borrower is sold or otherwise disposed of without the prior written consent of the Lenders.

23.10	Management

The Borrower shall procure that commercial and technical management of each Vessel at all times is performed by KNOT Management AS, another company controlled by the Parent Guarantor and/or Petrobras Transporte S.A. and/or any such other manager as may be approved by the Majority Lenders. No change of management shall take place without the prior written consent of the Majority Lenders.

23.11	Earnings Accounts

(a)	The Borrower shall open and maintain an Earnings Account with the Agent and procure that all Earnings, insurance proceeds, requisition compensation and other sums payable in respect of the Vessels shall be paid directly to such Earnings Account without deductions.

(b)	The amounts credited to the Earnings Accounts shall be freely available to the Borrower as long as no Default has occurred and is continuing.

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23.12	Minimum value

(a)	The Borrower shall ensure that the aggregate Market Value of the Vessels (plus any additional security previously provided by the Borrower under paragraph (b) below) is at all times:

(i)	during the period from and including the first Utilisation Date until the second anniversary thereof, at least equal to 110 per cent. of the aggregate of the principal amount of the Loans;

(ii)	during the period from and including the second anniversary of the first Utilisation Date until fourth anniversary thereof, at least equal to 120 per cent. of the aggregate of the principal amount of the Loans; and

(iii)	at any time thereafter at least equal to 125 per cent. of the aggregate of the principal amount of the Loans.

(b)	The Borrower shall, if the Market Value does not at any time comply with the requirements set out in paragraph (a) above, within thirty (30) days from receipt of a written demand from the Agent (acting on the instructions of the Majority Lenders) either make a prepayment of the Loans in accordance with Clause 7.5 (Voluntary prepayment), or provide the Finance Parties with such additional security, in form and substance satisfactory to the Lenders, required to restore the aforesaid ratio.

23.13	Charters

The Borrower shall not make any material amendment or supplement to, or waiver of the terms of any of the Charters without the prior written consent of the Lenders.

24	PROVISIONS RELATING TO THE CHARTERS

24.1	Lenders’ acknowledgment of Charter requirements

The Lenders acknowledge that under the terms of the Charters:

(i)	during the Charter Period in respect of a Vessel, the Charterers are entitled to register that Vessel in the name of a Charterer in the Brazilian bareboat registry and that during the period of such registration (“Dual Registration”) the Vessel will fly the Brazilian flag and her right to fly the flag of the Bahamas will be suspended;

(ii)	the Borrower is required to procure a letter of quiet enjoyment from the Agent as mortgagee in respect of each Vessel, such letter of quiet enjoyment to be in a form approved by the Charterers and the Lenders;

(iii)	the terms of the Mortgage and Deed of Covenant for each Vessel are to be approved by the Charterers.

The Lenders further acknowledge that, notwithstanding the provisions of Clause 11 of the Charters which require the Charterers to countersign the Deed of Covenant in respect of each

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Vessel (a) to acknowledge that the Charters are acquainted with its terms and (b) to undertake that the Charters will comply with all instructions or directions in regard to the employment, insurance, repair and maintenance of that Vessel as laid down in the Deed of Covenant or as may be directed by the Agent during the relevant Charter Period in conformity with the Deed of Covenant, the Charterers may not in fact be willing to countersign the Deeds of Covenant and that all direct agreements between the Agent and the Charterers may be set out in the Quiet Enjoyment Letter instead.

24.2	Consent to Dual Registration

Subject to satisfaction of the conditions specified in Clause 24.3, the Lenders consent to the Dual Registration of each Vessel at any time on or after the commencement of the Charter Period relating to it and irrevocably authorise the Agent to give any requisite consents required by any applicable ship registrar or other official in the Bahamas and/or Brazil to permit such Dual Registration.

24.3	Conditions of consent to Dual Registration

The Lenders’ consent to the Dual Registration of a Vessel is subject to the following conditions precedent being satisfied on or prior to the commencement of such Dual Registration:

(i)	receipt by the Agent of opinions satisfactory to the Agent from lawyers qualified to advise on the laws of the Bahamas and Brazil that the Dual Registration is permitted by their respective laws for the duration of the relevant Charter Period and that the Mortgage over the relevant Vessel and the Borrower’s title thereto remain duly registered under the laws of the Bahamas following the Dual Registration and that on termination of the relevant Charter or a judicial sale of that Vessel the Dual Registration will be terminated without unreasonable delay and without any discretionary consents from any authorities in Brazil;

(ii)	receipt by the Agent of evidence that the Bahamian ship registry has consented to (a) the suspension of the relevant Vessel’s right to fly the flag of that state and (b) the temporary registration of that Vessel in the Brazilian bareboat registry during the relevant Charter Period in the name of a Charterer;

(iii)	receipt by the Agent of evidence that the Brazilian bareboat registry has consented to the temporary registration of the relevant Vessel in the Brazilian bareboat registry during the relevant Charter Period in the name of a Charterer and that such registration has been effected;

(iv)	evidence that details of (a) the Borrower’s ownership title in the relevant Vessel and (b) the Mortgage on that Vessel have been noted or registered against the Vessel in the Brazilian bareboat registry and that no other security are registered against the Vessel in such registry;

(v)

receipt by the Agent in form and substance acceptable to the Lenders of any powers of attorney, instruction letters or other documents as the Lenders may reasonably require from the Borrower and the Charterers (but, in the case of the Charterers, only if and to the extent that the Charterers agree to provide the same)

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in order to enable the Agent, upon termination of the relevant Charter or a judicial sale of that Vessel, to apply for cancellation of that Vessel’s registration in the Brazilian bareboat registry and the reinstatement of her full registry under the laws and flag of the Bahamian ship registry.

24.4	Quiet enjoyment

Each of the Lenders authorises and instructs the Agent, on or before the Utilisation Date, to execute (and thereafter perform) the Quiet Enjoyment Letter in respect of the Vessels in exchange for the delivery to the Agent on or before such date of the original Charter Assignment in respect of each Vessel duly executed by the Borrower together with all notices and acknowledgments as are required to be delivered to the Agent thereunder, each duly executed by the relevant parties.

25	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 25 is an Event of Default (save for Clause 25.17 (Acceleration)).

25.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(i)	its failure to pay is caused by:

(A)	a one-off administrative or technical error; or

(B)	a Disruption Event; and

(ii)	payment is made within three (3) Business Days of its due date.

25.2	Financial covenants

Any requirement of Clause 21 (Financial covenants) is not satisfied, or an Obligor does not comply with the provisions of Clause 20 (Information undertakings).

25.3	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 25.1 (Non-payment) and Clause 25.2 (Financial covenants)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within fifteen (15) Business Days of the earlier of:

(i)	the Agent giving notice to the Borrower; and

(ii)	an Obligor becoming aware of the failure to comply.

(c)	For the avoidance of doubt, a breach of Clause 23.1 (Insurances) is not (at the discretion of the Lenders) capable of remedy.

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25.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

25.5	Cross-default

(a)	Any Financial Indebtedness of an Obligor is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of an Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of an Obligor is cancelled or suspended by a creditor of the relevant Obligor as a result of an event of default (however described).

(d)	Any creditor of an Obligor becomes entitled to declare any Financial Indebtedness of an Obligor due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this Clause 25.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than USD 8,000,000 (or its equivalent in any other currencies).

25.6	Insolvency

(a)	An Obligor is, or for the purpose of applicable law is deemed to be, unable or admits inability to pay its debts as they fall due or becomes insolvent.

(b)	An Obligor suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(c)	The value of the assets of an Obligor is less than its liabilities (taking into account contingent and prospective liabilities).

(d)	A moratorium is declared in respect of any indebtedness of an Obligor.

25.7	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of an Obligor;

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(ii)	a composition, compromise, assignment or arrangement with any creditor of an Obligor;

(iii)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of an Obligor any of its assets;

(iv)	enforcement of any Security over any assets of an Obligor,

or any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) above shall not apply to any winding-up petition which is being contested in good faith and with due diligence and is discharged, stayed or dismissed within 14 days of commencement.

25.8	Creditor’s process

Any expropriation, attachment, sequestration, lien, arrest, distress or execution affects any asset or assets of an Obligor, and is not discharged within 14 days of commencement.

25.9	Cessation of business or winding up

An Obligor is wound up or ceases or threatens to cease to carry on all or a substantial part of its business or makes a substantial change in the nature of its business, without the prior written consent of the Lenders.

24.10	Loss of property

A substantial part of an Obligor’s business or assets is destroyed, abandoned, seized, appropriated or forfeited for any reason provided, in the reasonable opinion of the Majority Lenders, that such occurrence has or is reasonably likely to have a Material Adverse Effect.

25.11	Failure to comply with final judgment

An Obligor fails (within five (5) Business Days after becoming obliged to do so) to comply with or pay any sum in an amount exceeding USD 8,000,000 (or the equivalent in any other currencies) due from it under any final judgment or any final order (being one against which there is no right of appeal or if a right of appeal exists the time limit for making such appeal has expired and no appeal has been made or if an appeal has been made such appeal has been dismissed) made or given by any court of competent jurisdiction, provided, however, that such event shall not constitute an Event of Default if the relevant Obligor is entitled to insurance cover for the whole of such sum and the relevant insurers have confirmed liability and undertaken to make payment of the whole of such sum in writing to the person(s) entitled to payment and it is likely (in the reasonable opinion of the Majority Lenders) that the insurers will be able to make such payment within 30 days.

25.12	Unlawfulness and invalidity

(a)	It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents or any Transaction Security created or expressed to be created or evidenced by the Security Documents ceases to be effective or any subordination created in respect of a Subordinated Loan is or becomes unlawful.

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(b)	Any obligation or obligations of any Obligor under any Finance Documents are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

(c)	Any Finance Document ceases to be in full force and effect or any Transaction Security or any subordination of any Subordinated Loan ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective.

25.13	Repudiation and rescission of agreements

(a)	An Obligor (or any other relevant party) rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security.

(b)	Any party to an agreement or instrument entered into in relation to a Subordinated Loan rescinds or purports to rescind or repudiates or purports to repudiate any such agreement or instrument in whole or in part where to do so has or is, in the reasonable opinion of the Majority Lenders, likely to have a material adverse effect on the interests of the Lenders under the Finance Documents.

25.14	Litigation

Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in relation to the Transaction Documents or the transactions contemplated in the Transaction Documents or against any member of the Group or its assets which have or are reasonably likely to have a Material Adverse Effect.

25.15	Material adverse change

Any event or circumstance occurs which the Majority Lenders reasonably believe has or would have a Material Adverse Effect.

25.16	Charterparties

(a)	It becomes impossible or unlawful for either party to any of the Charters to fulfil any of its obligations under the relevant Charter or to exercise any rights vested in it by it.

(b)	Any of the Charters is breached in any material respect by any party thereto or is cancelled, terminated and for any reason becomes invalid and enforceable or otherwise ceases to be in full force and effect (otherwise than by the effluxion of time) or any party to it repudiates any of the Charters.

(c)	No Event of Default will occur under this Clause 25.16 if a replacement charter acceptable to the Majority Lenders has been entered into within 60 days and an assignment of the rights and earnings under such replacement charter have been entered into with the Agent on behalf of the Finance Parties.

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25.17	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:-

(i)	cancel all or any part of the Commitments whereupon they shall immediately be cancelled;

(ii)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(iii)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent acting on the instructions of the Majority Lenders; and/or

(iv)	exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

26	CHANGES TO THE LENDERS

26.1	Transfers by the Lenders

Subject to this Clause 26, a Lender (the “Existing Lender”) may:

(i)	assign any of its rights; or

(ii)	transfer any of its rights and obligations,

under the Finance Documents to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

26.2	Conditions of assignment or transfer

(a)	The consent of the Agent and the Borrower is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is to another Lender or an Affiliate of a Lender or an Event of Default has occurred and is continuing.

(b)	The consent of the Agent and the Borrower to an assignment or transfer must not be unreasonably withheld or delayed. The Borrower will be deemed to have given its consent five (5) Business Days after the Existing Lender has requested it unless consent is expressly refused by the Borrower within that time.

(c)	Unless the Borrower and the relevant Lender otherwise agree, each assignment or transfer by an Existing Lender shall be in an amount equal to no less than USD 20,000,000, or, if lower, the entire participation of the relevant Lender under the Term Loan Facility.

(d)	An assignment or transfer will only be effective if the procedure set out in Clause 26.5 (Procedure for transfer) is complied with.

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(e)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred. This paragraph (e) shall not apply in respect of an assignment or transfer made in the ordinary course of the primary syndication of the Term Loan Facility.

(f)	Each New Lender, by executing the relevant Transfer Certificate, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

26.3	Transfer fee

The New Lender shall, on the date upon which a transfer takes effect, pay to the Agent (for its own account) a fee of USD 3,500.

26.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

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(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations transferred under this Clause 26;

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

26.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 26.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	On the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Agent, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

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26.6	Copy of Transfer Certificate to the Borrower

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower a copy of that Transfer Certificate.

26.7	Accession of Hedging Banks

Any Lender or an Affiliate of a Lender which shall become a party to this Agreement as a Hedging Bank shall execute a document in the form required by the Agent whereby it shall accede to this Agreement as a Hedging Bank.

26.8	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 26, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(i)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(ii)	in the case of any Lender which is a fund, any charge, assignment or other security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or security shall:

(iii)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or security for the Lender as a party to any of the Finance Documents; or

(iv)	require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

27	CHANGES TO THE OBLIGORS

27.1	Assignments and transfer by Obligors

No Obligor may assign, transfer or dispose of any of, or any interest in, its rights and/or obligations under any of the Finance Documents.

28	THE ROLE OF THE AGENT AND THE ARRANGERS

28.1	Appointment of the Agent

(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

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(b)	Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

28.2	Duties of the Agent

(a)	Subject to paragraph (b) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Without prejudice to Clause 26.6 (Copy of Transfer Certificate to the Borrower), paragraph (a) above shall not apply to any Transfer Certificate.

(c)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)	If the Agent (in its capacity as agent) receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(e)	If the Agent (in its capacity as agent) is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arrangers) under this Agreement it shall promptly notify the other Finance Parties.

(f)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

28.3	Role of the Arrangers

Except as specifically provided in the Finance Documents, no Arranger has any obligations of any kind to any other Party under or in connection with any Finance Document.

28.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent or an Arranger as a trustee or fiduciary of any other person.

(b)	Neither the Agent nor any Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

28.5	Business with the Group

The Agent and the Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

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28.6	Rights and discretions of the Agent

(a)	The Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorized; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 25.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice made by the Parent Guarantor or the Borrower is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Without prejudice to the generality of paragraph (e) above, the Agent may disclose the identity of a Defaulting Lender to the other Finance Parties and the Obligors and shall disclose the same upon the written request of the Borrower or the Majority Lenders.

(g)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor any Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

28.7	Majority Lenders’ instructions

(a)	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

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(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

28.8	Responsibility for documentation

Neither the Agent nor any Arranger:

(i)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, an Arranger, an Obligor or any other person given in or in connection with any Finance Document or the transactions contemplated in the Finance Documents;

(ii)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document; or

(iii)	is responsible for any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

28.9	Exclusion of liability

(a)	Without limiting paragraph (b) below, the Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause 28.9.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or an Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and each Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or an Arranger.

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28.10	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three (3) Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

28.11	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates as successor by giving notice to the Lenders and the Borrower.

(b)	Alternatively the Agent may resign by giving thirty (30) days notice to the Lenders and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within twenty (20) days after notice of resignation was given, the retiring Agent (after consultation with the Borrower) may appoint a successor Agent.

(d)	If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 28 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent’s normal fee rates and those amendments will bind the Parties.

(e)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(f)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(g)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 28. Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h)	The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three (3) months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)	the Agent fails to respond to a request under Clause 12.7 (FATCA information) and a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

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(ii)	the information supplied by the Agent pursuant to Clause 12.7 (FATCA information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Borrower and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date,

and (in each case) a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and that Lender, by notice to the Agent, requires it to resign.

28.12	Replacement of the Agent

(a)	After consultation with the Borrower, the Majority Lenders may, by giving thirty (30) days’ notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent.

(b)	The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)	The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 28 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

28.13	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor any Arranger is obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

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28.14	Relationship with the Lenders

(a)	The Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office.

(b)	Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 33.2 (Addresses) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

28.15	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and each Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(i)	the financial condition, status and nature of each member of the Group;

(ii)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(iii)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(iv)	the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

28.16	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

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28.17	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

29	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(i)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(ii)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(iii)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

30	SHARING AMONG THE FINANCE PARTIES

30.1	Payments to the Finance Parties

Subject to paragraph (b) below, if a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 31 (Payment mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(i)	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery, to the Agent;

(ii)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 31 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(iii)	the Recovering Finance Party shall, within three (3) Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 31.6 (Partial payments).

30.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 31.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

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30.3	Recovering Finance Party’s rights

On a distribution by the Agent under Clause 30.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

30.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(i)	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(ii)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

30.5	Exceptions

(a)	This Clause 30 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified the other Finance Party of the legal or arbitration proceedings; and

(ii)	the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

30.6	Distribution of enforcement proceeds

All moneys from time to time received or recovered by the Agent in connection with the realisation and enforcement of all or any part of the Transaction Security shall be held by the Agent on trust to apply them as soon as reasonably practicable and to the extent permitted by applicable law, in the following order of priority:

(i)	firstly, in or towards payment of costs and expenses incurred by the Agent and the other Finance Parties in connection with such realisation and enforcement;

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(ii)	secondly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents other than any Hedging Agreements; and

(iii)	thirdly, in or towards payment pro rata of any other sum due but unpaid under any Hedging Agreements.

31	PAYMENT MECHANICS

31.1	Payments to the Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Agent specifies.

31.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 31.3 (Distributions to an Obligor) and Clause 31.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five (5) Business Days’ notice with a bank in the principal financial centre of the country of that currency.

31.3	Distributions to an Obligor

The Agent may (with the consent of the relevant Obligor or in accordance with Clause 32 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

31.4	Clawback

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

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31.5	Impaired Agent

(a)	If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 31.1 (Payments to the Agent) may instead either pay that amount direct to the required recipient or pay that amount to an interest-bearing account held with an Acceptable Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents. In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

(c)	A Party which has made a payment in accordance with this Clause 31.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)	Promptly upon the appointment of a successor Agent in accordance with Clause 28.12 (Replacement of the Agent), each Party which has made a payment to a trust account in accordance with this Clause 31.5 shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution in accordance with Clause 31.2 (Distributions by the Agent).

31.6	Partial payments

(a)	If the Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under those Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent under those Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under those Finance Documents (other than any Hedging Agreements);

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under those Finance Documents (other than any Hedging Agreements);

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents (other than any Hedging Agreements); and

(v)	fifthly, in or towards payment pro rata of any sum due but unpaid under the Hedging Agreements.

(b)	The Agent shall, if so directed by the Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

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31.7	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

31.8	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

31.9	Currency of account

(a)	Subject to paragraphs (b) to (e) below, USD is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than USD shall be paid in that other currency.

31.10	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the relevant interbank market and otherwise to reflect the change in currency.

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32	SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

33	NOTICES

33.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax, e-mail or letter.

33.2	Addresses

The postal address, e-mail address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of the Agent and the Borrower for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(i)	of the Agent:

DNB Bank ASA

Dronning Eufemias gate 30

NO-0191 Oslo

Norway

Telefax: +47 24 05 05 19

Attn.: Shipping, Offshore & Logistics

(ii)	of the Borrower:

c/o KNOT Shuttle Tankers AS

Smedasundet 40

NO-5529 Haugesund

Norway

Telefax: +47 52 70 40 40

E-mail: omk@knotgroup.com

Attn.: Øystein M. Kalleklev

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or any substitute postal address, e-mail address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by the giving of not less than five (5) Business Days’ notice.

33.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax or e-mail, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 33.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

33.4	Notification of postal address, e-mail address and fax number

Promptly upon receipt of notification of a postal address, e-mail address or fax number or change of postal address, e-mail address or fax number pursuant to Clause 33.2 (Addresses) or changing its own postal address, e-mail address or fax number, the Agent shall notify the other Parties.

33.5	Electronic communication

(a)	Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means, to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication and if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five (5) Business Days’ notice.

(b)	Any electronic communication made between those two parties will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

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(c)	Any electronic communication which becomes effective, in accordance with paragraph (b) above, after 4.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

33.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

34	CALCULATIONS AND CERTIFICATES

34.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

34.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

34.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the relevant interbank market differs, in accordance with that market practice.

35	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

36	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

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37	AMENDMENTS AND WAIVERS

37.1	Required consents

(a)	Subject to Clause 37.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 37.

37.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or an extension of any Commitment;

(v)	a change to the Borrower or the Guarantors;

(vi)	any provision which expressly requires the consent of all the Lenders;

(vii)	Clauses 2.3 (Finance Parties’ rights and obligations), 26 (Changes to the Lenders), or this Clause 37; or

(viii)	the release of any guarantee and indemnity granted under Clause 18 (Guarantee and indemnity) or of any Transaction Security unless permitted under this Agreement or any other Finance Document or relating to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document, may not be effected without the consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Agent or an Arranger (each in its capacity as such) may not be effected without the consent of the Agent or the relevant Arranger.

37.3	Replacement of Lender

(a)

If any Lender becomes a Non-Consenting Lender (as defined in paragraph (d) below), then the Borrower may, on five (5) Business Days’ prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 26 (Changes to the Lenders) all (and not

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part only) of its rights and obligations under this Agreement to a Lender or other bank or financial institution (a “Replacement Lender”) selected by the Borrower, which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 26 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	The replacement of a Lender pursuant to this Clause 37.3 shall be subject to the following conditions:

(i)	the Borrower shall indemnify the Finance Parties in respect of all costs incurred by the Finance Parties in connection with the replacement of the Non-Consenting Lender;

(ii)	the Borrower shall have no right to replace the Agent;

(iii)	neither the Agent nor the Lender shall have any obligation to the Borrower to find a Replacement Lender;

(iv)	in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than thirty (30) days after the date on which that Lender is deemed a Non-Consenting Lender;

(v)	in no event shall the Lender replaced under this Clause 37.3 be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents; and

(vi)	the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.

(c)	A Lender shall perform the checks described in paragraph (b)(vi) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Borrower when it is satisfied that it has complied with those checks.

(d)	In the event that:

(i)	an Obligor or the Agent (at the request of an Obligor) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;

(ii)	the consent, waiver or amendment in question requires the approval of all the Lenders; and

(iii)	Lenders whose Commitments aggregate more than 66 2/3 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3 per cent. of the Total Commitments prior to that reduction) have consented or agreed to such waiver or amendment, then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a “Non-Consenting Lender”.

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37.4	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any Available Commitment, in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender’s Commitment will be reduced by the amount of its Available Commitment.

(b)	For the purposes of this Clause 37.4, the Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Agent that it has become a Defaulting Lender;

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (i), (ii) or (iii) of the definition of “Defaulting Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

37.5	Replacement of a Defaulting Lender

(a)	The Borrower may, at any time a Lender has become and continues to be a Defaulting Lender, by giving five (5) Business Days’ prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 26 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank or financial institution (a “Replacement Lender”) selected by the Borrower, and which (unless the Agent is an Impaired Agent) is acceptable to the Agent (acting reasonably) and which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender’s participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest and/or Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause 37.5 shall be subject to the following conditions:

(i)	The Borrower shall not have any right to replace the Agent;

(ii)	neither the Agent nor the Defaulting Lender shall have any obligation to the Borrower to find a Replacement Lender;

(iii)	the transfer must take place no later than ten (10) Business Days after the notice referred to in paragraph (a) above; and

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents.

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38	CONFIDENTIALITY

38.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 38.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

38.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(i)	to any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this sub-paragraph (i) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(ii)	to any person:

(A)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, Representatives and professional advisers;

(B)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and one or more Obligors and to any of that person’s Affiliates, Representatives and professional advisers;

(C)	appointed by any Finance Party or by a person to whom sub-paragraph (ii)(A) or (B) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (b) of Clause 28.14 (Relationship with the Lenders));

(D)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in sub-paragraph (ii)(A) or (B) above;

(E)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

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(F)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 26.8 (Security over Lenders’ rights);

(G)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(H)	who is a Party; or

(I)	with the consent of the Borrower;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(J)	in relation to sub-paragraphs (ii)(A), (B) and (C) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(K)	in relation to sub-paragraph (ii)(D) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(L)	in relation to sub-paragraphs (ii)(E), (F) and (G) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances; and

(iii)	to any person appointed by that Finance Party or by a person to whom sub-paragraph (ii)(A) or (B) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (iii) if the service provider to whom the Confidential Information is to be given has entered into such form of confidentiality undertaking agreed between the Borrower and the relevant Finance Party.

38.3	Entire agreement

This Clause 38 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

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38.4	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

38.5	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:

(i)	of the circumstances of any disclosure of Confidential Information made pursuant to sub-paragraph (ii)(E) of Clause 38.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 38.

38.6	Continuing obligations

The obligations in this Clause 38 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve (12) months from the earlier of:

(i)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(ii)	the date on which such Finance Party otherwise ceases to be a Finance Party.

38	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

39	GOVERNING LAW

This Agreement is governed by Norwegian law.

40	ENFORCEMENT

40.1	Jurisdiction

(a)	The courts of Norway, with the Oslo district court as the court of first instance, have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement (a “Dispute”).

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(b)	This Clause 40.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

40.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in Norway):

(i)	irrevocably appoints KNOT Shuttle Tankers AS, Smedasundet 40, NO-5529 Haugesund, Norway, Norway as its agent for service of process in relation to any proceedings before the Norwegian courts in connection with any Finance Document; and

(ii)	agrees that failure by the process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

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SCHEDULE 1

LENDERS AND COMMITMENTS

Original Lenders:	Tranche A Commitment:	Tranche B Commitment:
ABN AMRO Bank N.V., Oslo Branch Olav V’s gt. 5 NO-0161 Oslo Norway	USD 17,500,000	USD 17,500,000

BNP Paribas 16, Boulevard des Italiens 75009 Paris France	USD 17,500,000	USD 17,500,000

DNB Bank ASA Dronning Eufemias gate 30 NO-0191 Oslo Norway	USD 17,500,000	USD 17,500,000

Nordea Bank Norge ASA Middelthuns gate 17 NO-0368 Oslo Norway	USD 17,500,000	USD 17,500,000

Total:	USD 70,000,000	USD 70,000,000

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SCHEDULE 2

CONDITIONS PRECEDENT DOCUMENTS

Part 1

(in respect of the first Utilisation of the Term Loan Facility)

1.	In respect of each Obligor, the General Partner and the Limited Partner, copies of:

(i)	its articles of association, partnership agreement or similar documentation;

(ii)	its certificate of registration or good standing;

(iii)	a resolution of its board of directors or partnership meeting for the Borrower and where relevant authorising the execution of this Agreement and the other Finance Documents to which it is a party;

(iv)	if not included in the resolutions referred to in paragraph (iii) above, a power of attorney to its representatives for the execution and registration of this Agreement and the other Finance Documents to which it is a party;

(v)	if required under applicable law, a resolution of its shareholders or members approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party;

(vi)	such other documents and evidence as the Agent (or any Lender through the Agent) shall from time to time require, based on law and regulations applicable from time to time and the Lenders’ own internal guidelines applicable from time to time to identify each Obligor and any other identification or similar document any Lender may reasonably require in order to satisfy any “know your customer” requirements applicable to such Lender;

(vii)	a specimen of the signature of each person authorised by the resolutions referred to in paragraph (iii) above and each person authorised to sign Utilisation Requests and Selection Notices; and

(viii)	a certificate of an authorised signatory of the relevant Obligor certifying that each copy document relating to it specified in this Part 1 of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	Evidence that all fees due and payable under the Agreement on or before the first Utilisation Date have been paid or will be paid on or before the first Utilisation Date.

3.	Confirmation of acceptance from the Borrower to the Agent’s letter in respect of effective annual interest.

4.	In respect of the Security Documents:

(i)	the Mortgage over the relevant Vessel duly executed by the Borrower;

(ii)	the Deed of Covenants duly executed by the Borrower;

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(iii)	the Charter Assignment in relation to the relevant Vessel duly executed by the Borrower;

(iv)	the notices of assignment, acknowledgements and consents required to be executed under the Charter Assignment, duly executed

(v)	the Assignment Agreement in relation to the relevant Vessel duly executed by the owner thereof;

(vi)	the notices of assignment and acknowledgements required to be executed under the Assignment Agreement, duly executed;

(vii)	the Factoring Agreement duly executed by the Borrower;

(viii)	the Account Pledge in respect of the Earnings Account held by the Borrower duly executed by the Borrower;

(ix)	the Second Share Pledge Agreement duly executed by KNOT Shuttle Tankers AS;

(x)	the notices and acknowledgements required to be executed under the Second Share Pledge Agreement, duly executed, and delivery of an updated register of shareholders of each of KNOT Shuttle Tankers 18 AS, KNOT Shuttle Tankers 17 AS, Knutsen Shuttle Tankers 13 AS and KNOT Shuttle Tankers 12 AS evidencing that the pledge has been duly noted therein;

(xi)	the First Limited Partnership Pledge Agreement duly executed by the Limited Partner and KNOT Shuttle Tankers AS;

(xii)	the notices and acknowledgements required to be executed under the First Limited Partnership Pledge Agreement, duly executed, and delivery to the Agent of the original limited partnership share certificates of the Borrower and an updated register of shareholders of the General Partner evidencing that the pledge of shares has been duly noted therein;

(xiii)	a Hedging Agreement Assignment Agreement duly executed by the the Borrower (if relevant); and

(xiv)	the notices of assignment and acknowledgements and consents required to be executed under the Hedging Agreement Assignment Agreement, duly executed.

5.	In respect of the relevant Vessel:

(i)	certificates of valuation not older than 30 days from two (2) of the Approved Brokers;

(ii)	evidence that the Vessel is classed with the highest class in accordance with Clause 23.5 (Class), free of all material overdue recommendations of the relevant classification society;

(iii)	copies of the following documentation:

(A)	the ISM Code Document of Compliance;

(B)	the ISM Code Safety Management Certificate; and

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(C)	the ISPS Code Ship Security Certificate;

(iv)	evidence by way of a transcript of registry issued by the relevant Approved Ship Register that the Vessel is registered in the name of the the Borrower, free from encumbrances other than the relevant Mortgage, and that the relevant Mortgage has been registered in favour of the Agent on first priority;

(v)	copies of insurance policies/cover notes documenting that insurance cover has been taken out in respect of the Vessel in accordance with Clause 23.1 (Insurances), and evidence that the Agent’s security interests in the insurance policies have been noted in accordance with relevant notices and acknowledgements as required under the relevant Assignment Agreement;

(vi)	a report by the insurance consultant appointed by the Agent confirming, inter alia, that that insurance cover has been taken out in respect of the Vessel in accordance with Clause 23.1 (Insurances);

(vii)	a copy of any contract of employment entered into in respect of the Vessel; and

(viii)	copies of all management agreements entered into in respect of the Vessel and a subordination undertaking in favour of the Finance Parties duly executed by each manager.

6.	The Intercreditor Agreement duly executed by the parties thereto.

7.	Evidence that the Earnings Account has been opened by the Borrower with the Agent.

8.	Copies of the Original Financial Statements.

9.	A duly executed Compliance Certificate evidencing pro forma compliance with the financial covenants set out in Clause 21 (Financial covenants).

10.	An updated group structure chart showing all members of the Group and identifying the percentage of ownership in each member of the Group.

11.	Evidence that the relevant part of the Existing Facilities, and all commitments in respect thereof, have been, or at the latest simultaneously with the making of the first Utilisation will be, repaid and paid and cancelled in full, and that any Security (including, without limitation, any guarantee or indemnity undertaking) granted or undertaken by or in respect of any member of the Group under or in respect thereof, has been, or at the latest simultaneously with the making of the first Utilisation will be, unconditionally and irrevocably released and discharged in full by the holder(s) of any such Security.

12.	If relevant, assurance that any withholding tax under the Finance Documents will be paid or application to tax authorities is or will be sent on the Utilisation Date.

13.	Evidence that the process agent referred to in Clause 40.2 (Service of process) and any other process agent appointed pursuant to any of the Finance Documents, has accepted its appointment.

14.	Favourable legal opinions in form and substance satisfactory to the Agent from lawyers appointed by the Agent on matters concerning all relevant jurisdictions.

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15.	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

Part 2

(in respect of each further Utilisation of the Term Loan Facility)

1.	A certificate of an authorised signatory of the Borrower certifying that each copy document relating to it specified in this Part 2 of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date falling five (5) Business Days prior to the relevant Utilisation Date.

2.	In respect of the Security Documents:

(i)	the Mortgage over the relevant Vessel duly executed by the Borrower;

(ii)	the Deed of Covenants duly executed by the Borrower;

(iii)	the Charter Assignment in relation to the relevant Vessel duly executed by the Borrower;

(iv)	the notices of assignment, acknowledgements and consentsrequired to be executed under the Charter Assignment Assignment, duly executed

(v)	the Assignment Agreement in relation to the relevant Vessel duly executed by the owner thereof;

(vi)	the notices of assignment and acknowledgements required to be executed under the Assignment Agreement, duly executed;

(vii)	the Account Pledge in respect of the Earnings Account held by the Borrower duly executed;

(viii)	a Hedging Agreement Assignment Agreement duly executed by the Borrower (if relevant); and

(ix)	the notices of assignment and acknowledgements and consents required to be executed under the Hedging Agreement Assignment Agreement, duly executed.

3.	In respect of the relevant Vessel:

(i)	certificates of valuation not older than 30 days from two (2) of the Approved Brokers;

(ii)	evidence that the Vessel is classed with the highest class in accordance with Clause 23.5 (Class), free of all material overdue recommendations of the relevant classification society;

(iii)	copies of the following documentation:

(A)	the ISM Code Document of Compliance;

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(B)	the ISM Code Safety Management Certificate; and

(C)	the ISPS Code Ship Security Certificate;

(iv)	evidence by way of a transcript of registry issued by the relevant Approved Ship Register that the Vessel is registered in the name of the Borrower, free from encumbrances other than the relevant Mortgage, and that the relevant Mortgage has been registered in favour of the Agent on first priority;

(v)	copies of insurance policies/cover notes documenting that insurance cover has been taken out in respect of the Vessel in accordance with Clause 23.1 (Insurances), and evidence that the Agent’s security interests in the insurance policies have been noted in accordance with relevant notices and acknowledgements as required under the relevant Assignment Agreement;

(vi)	a report by the insurance consultant appointed by the Agent confirming, inter alia, that that insurance cover has been taken out in respect of the Vessel in accordance with Clause 23.1 (Insurances);

(vii)	a copy of any contract of employment entered into in respect of the Vessel; and

(viii)	copies of all management agreements entered into in respect of the Vessel and a subordination undertaking in favour of the Finance Parties duly executed by each manager.

6.	Evidence that the Earnings Account has been opened by the Borrower with the Agent.

7.	Evidence that the relevant part of the Existing Facilities, and all commitments in respect thereof, have been, or at the latest simultaneously with the making of the first Utilisation will be, repaid and paid and cancelled in full, and that any Security (including, without limitation, any guarantee or indemnity undertaking) granted or undertaken by or in respect of any member of the Group under or in respect thereof, has been, or at the latest simultaneously with the making of the first Utilisation will be, unconditionally and irrevocably released and discharged in full by the holder(s) of any such Security.

8.	Evidence that any process agent appointed pursuant to any of the Security Documents referred to in paragraph 3 hereof, has accepted its appointment.

9.	Favourable legal opinions in form and substance satisfactory to the Agent from lawyers appointed by the Agent on matters concerning all relevant jurisdictions.

10.	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

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SCHEDULE 3

FORM OF

UTILISATION REQUEST

To:	DNB BANK ASA as Agent

Telefax: +47

Attn:

Date: [                    ]

USD 140,000,000 TERM FACILITY AGREEMENT DATED 10 JUNE 2014 (THE “AGREEMENT”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Tranche/Facility to be utilized:	[Tranche A]//[Tranche B]/

Amount:	USD [ ] or, if less, the Available Facility

Interest Period:	[ ]

3.	We confirm that on the date of this Utilisation Request:

(i)	no Default is continuing or would result from the proposed Loan; and

(ii)	the Repeating Representations are true in all material respects.

4.	The proceeds of this Loan should be credited to [account].

5.	This Utilisation Request is irrevocable.

By:

[                    ]

Authorised signatory

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SCHEDULE 4

FORM OF

SELECTION NOTICE

(applicable to a Term Loan)

To:	DNB BANK ASA as Agent

Telefax: +47

Attn:

Date: [                    ]

USD 140,000,000 TERM FACILITY AGREEMENT DATED 10 JUNE 2014 (THE “AGREEMENT”)

1.	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the Loan with an Interest Period ending on [ ].

3.	We request that the next Interest Period for the above Loan is [ ]].

4.	We confirm that on the date of this Selection Notice:

(i)	no Event of Default is continuing; and

(ii)	the Repeating Representations are true in all material respects.

5.	This Selection Notice is irrevocable.

By:

[                    ]

Authorised signatory

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SCHEDULE 5

FORM OF

TRANSFER CERTIFICATE

To: DNB BANK ASA as Agent

From: [The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated: [                    ]

USD 140,000,000 TERM FACILITY AGREEMENT DATED 10 JUNE 2014 (THE “AGREEMENT”)

1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 26.5 (Procedure for transfer):

(i)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 26.5 (Procedure for transfer) together with a proportional interest in the Security Documents.

(ii)	The proposed Transfer Date is [ ].

(iii)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 33.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 26.4 (Limitation of responsibility of Existing Lenders).

4.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5.	This Transfer Certificate is governed by Norwegian law.

6.	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

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THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:
Name:	Name:
Title:	Title:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [                    ].

DNB BANK ASA
By:
Name:
Title:

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SCHEDULE 6

FORM OF

INCREASE CONFIRMATION

To: DNB BANK ASA as Agent and KNOT OFFSHORE PARTNERS L.P. as Parent Guarantor, for and on behalf of the Borrower

From: [The Increase Lender] (the “Increase Lender”)

Dated: [                    ]

USD 140,000,000 TERM FACILITY AGREEMENT DATED 10 JUNE 2014 (THE “FACILITIES AGREEMENT”)

1.	We refer to the Facility Agreement. This agreement (the “Agreement”) shall take effect as an Increase Confirmation for the purpose of the Facility Agreement. Terms defined in the FacilityAgreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 2.2 (Increase) of the Facilities Agreement.

3.	The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the “Relevant Commitment”) as if it was an Original Lender under the Facilities Agreement.

4.	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the “Increase Date”) is [ ].

5.	On the Increase Date, the Increase Lender becomes party to the relevant Finance Documents as a Lender.

6.	The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of Clause 33.2 (Addresses) are set out in the Schedule.

7.	The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in paragraph (f) of Clause 2.2 (Increase).

8.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

9.	This Agreement is governed by Norwegian law.

10.	This Agreement has been entered into on the date stated at the beginning of this Agreement.

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THE SCHEDULE

Relevant Commitment/rights and obligations to be assumed by the Increase Lender

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Increase Lender]

By:
Name:
Title:

This Agreement is accepted as an Increase Confirmation for the purposes of the Facilities Agreement by the Agent and the Increase Date is confirmed as [                    ].

DNB BANK ASA
By:
Name:
Title:

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SCHEDULE 7

FORM OF

COMPLIANCE CERTIFICATE

To:	DNB BANK ASA as Agent

Telefax: +47

Attn:

Date: [                    ]

USD 140,000,000 TERM FACILITY AGREEMENT DATED 10 JUNE 2014 (THE “AGREEMENT”)

We refer to Clause 20.2 (Provision and contents of Compliance Certificate) of the Agreement. This is a Compliance Certificate. Terms used in this Compliance Certificate have the same meanings as in the Agreement.

The undersigned, being the [chief financial officer] of the Parent Guarantor, hereby confirms that the Obligors are in compliance with the financial covenants set out in Clause 21 (Financial covenants), that no Event of Default set out in Clause 25 (Events of Default) has occurred or is threatened and that the representations and warranties set out in Clause 19 (Representations and warranties) are true in all respects.

Enclosed are copies of the [audited consolidated annual financial statements of the Parent Guarantor and the Borrower for the financial year ending 31 December [        ] / unaudited consolidated quarterly financial statements of the Parent Guarantor and the Borrower for the financial quarter ending [                    ]] and the relevant calculations demonstrating compliance with financial covenants.

KNOT OFFSHORE PARTNERS L.P.

By:
Name:

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FINANCIAL COVENANTS

[quarter] [year]

Working Capital – Parent Guarantor:

Current Assets (a)	USD

Current Liabilities (b)	USD

(a) less (b)

Requirement: To be positive

Working Capital – the Borrower:

Current Assets (c)	USD

Current Liabilities (d)	USD

(c) less (d)

Requirement: To be positive

Equity ratio:

Total Equity (i)	USD

Total Assets (j)	USD

Ratio (i)/(j)

Requirement: Ratio not to be less than 0.30

Interest cover ratio:

EBITDA (k)	USD

Finance Charges (l)	USD

Ratio (k)/(l)

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Requirement: Ratio not to be less than 2.50:1.00

Liquidity:

Cash in hand or on deposit	USD

2/3 of Available Facility	USD

Cash equivalents	USD

Total	USD

Number of vessels owned by the members of the Group

Number of vessels owned by the members of the Group With an employment contract with less than twelve (12) months remaining tenor (excluding options)

Requirement: USD [            ]

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SCHEDULE 8

LIST OF

EXISTING HEDGING AGREEMENTS

•	ISDA Agreement dated 23 August 2013 between the Borrower and Nordea Bank Finland Plc.

•	ISDA Agreement dated 20 June 2013 between the Borrower and DNB Bank ASA

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SIGNATORIES

The Obligors:

Knutsen Shuttle Tankers XII KS

By:	/s/ Bjørn Sande Urtegaard
Name:	Bjørn Sande Urtegaard
Title:	Attorney-in-fact

in its capacity as Borrower

KNOT Offshore Partners L.P.

By:	/s/ Arild Vik
Name:	Arild Vik
Title:	CEO/CFO

in its capacity as Guarantor

KNOT Shuttle Tankers AS

By:	/s/ Bjørn Sande Urtegaard
Name:	Bjørn Sande Urtegaard
Title:	Attorney-in-fact

in its capacities as Guarantor

The Finance Parties:

ABN AMRO Bank N.V.

By:	/s/ Chr. Friis
Name:	Chr. Friis
Title:	Attorney-in-fact

in its capacity as Original Hedging Bank

ABN AMRO Bank N.V., Oslo Branch

By:	/s/ Chr. Friis
Name:	Chr. Friis
Title:	Attorney-in-fact

in its capacities as Arranger and Original Lender

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BNP Paribas

By:	/s/ Chr. Friis
Name:	Chr. Friis
Title:	Attorney-in-fact

in its capacities as Arranger, Original Lender and Original Hedging Bank

DNB Bank ASA

By:	/s/ Chr. Friis
Name:	Chr. Friis
Title:	Attorney-in-fact

in its capacities as Agent, Arranger, Original Lender and Original Hedging Bank

Nordea Bank Norge ASA

By:	/s/ Chr. Friis
Name:	Chr. Friis
Title:	Attorney-in-fact

in its capacities as Arranger and Original Lender

Nordea Bank Finland Plc

By:	/s/ Chr. Friis
Name:	Chr. Friis
Title:	Attorney-in-fact

in its capacity as Original Hedging Bank

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